                                                                   EXHIBIT 10.1

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                            STOCK PURCHASE AGREEMENT



                                  BY AND AMONG

                            JOHN L. BLUDWORTH, III,
                          JOHN BLUDWORTH MARINE, INC.,
                    BLUDWORTH SHIPYARD AND FABRICATION, INC.


                               EAE SERVICES, INC.

                                      AND

                            FIRST WAVE MARINE, INC.


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
                               TABLE OF CONTENTS
                         (Not a Part of the Agreement)
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ARTICLE I DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

         SECTION 1.01     Certain Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE II PURCHASE AND SALE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

         SECTION 2.01     Purchase and Sale of the Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 2.02     Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 2.03     Closing/Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 2.04     Closing Deliveries by the Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 2.05     Closing Deliveries by the Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 2.06     Additional Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF THE
         SELLERS AND THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

         SECTION 3.01     Capacity of the Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.02     Organization, Authority and Qualification
                                  of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.03     Capital Stock of the Company; Ownership
                                  of the Shares and Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.04     Subsidiaries; Capital Stock; Ownership of Shares  . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.05     Corporate Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.06     No Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.07     Governmental Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.08     Financial Information and Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.09     Certain Additional Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.10     No Undisclosed Liabilities or Capital
                                  Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.11     Acquired Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.12     Conduct in the Ordinary Course; Absence
                                  of Certain Changes, Events and Conditions . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.13     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.14     Certain Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.15     Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.16     Environmental and Other Permits
                                  And Licenses; Related Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .





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
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         SECTION 3.17     Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.18     Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.19     Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.20     Tangible Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.21     Assets; Warranty of Title . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.22     Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.23     Customers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.24     Employee Benefit Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.25     Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.26     Key Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.27     Risk Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.28     Accounts; Lockboxes; Safe Deposit Boxes;
                                  Powers of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.29     Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.30     Reserved  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 3.31     Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF
         THE PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

         SECTION 4.01     Organization and Authority of the Purchaser   . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 4.02     No Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 4.03     Governmental Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 4.04     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 4.05     Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 4.06     Investment Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE V   ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

         SECTION 5.01     Conduct of Business Prior to the
                                  Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 5.02     Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 5.03     Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 5.04     Regulatory and Other Authorizations;
                                  Notices and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 5.05     Notice of Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 5.06     Acquisition Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 5.07     Use of Names and Intellectual Property
         SECTION 5.08     Non-Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 5.09     Right of First Refusal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 5.10     Further Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .





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
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         SECTION 5.11     Miscellaneous Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 5.12     Certain Additional Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 5.13     Termination of Inter-Company
                                  Arrangements, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 5.14     Reserved  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 5.15     Break Up Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 5.16     Long Term Debt . . . . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE VI  COVENANT OF FIRST WAVE MARINE, INC.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

         SECTION 6.01     Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE VII   TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

         SECTION 7.01     Tax Representations, Warranties and Covenants . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 7.02     Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 7.03     Returns and Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 7.04     Tax Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 7.05     Cooperation and Exchange of Information . . . . . . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE VIII   CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

         SECTION 8.01     Conditions to Obligations of the Sellers
                                  and the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 8.02     Conditions to Obligations of the Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE IX   SURVIVAL AND INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

         SECTION 9.01     Survival of Representations, Warranties
                                  and Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 9.02     Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 9.03     Limits on Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 9.04     Reserved  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE X   TERMINATION AND WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

         SECTION 10.01    Termination by the Sellers or Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 10.02    Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 10.03    Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .





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ARTICLE XI GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

         SECTION 11.01    Joint and Several Obligation of the
                                  Sellers and the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 11.02    Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 11.03    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 11.04    Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 11.05    Headings; Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 11.06    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 11.07    Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 11.08    Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 11.09    No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 11.10    Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 11.11    Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 11.12    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 11.13    Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 11.14    Legal Advice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 11.15    Remedies Not Exclusive  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 11.16    Arbitration of EBITDA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         SECTION 11.17    Arbitration of Other Claims . . . . . . . . . . . . . . . . . . .

EXHIBITS

Exhibit A                 Assets
Exhibit 1.01(ii)          Permitted Encumbrances

Exhibit 8.01(f)           Legal Opinion of Purchaser's Counsel
Exhibit 8.01(h)(1)        Employment Agreement
Exhibit 8.02(f)           Legal Opinion of Company's Counsel

Exhibit 8.02(l)           Escrow Agreement





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

                                    PREAMBLE

         THIS STOCK PURCHASE AGREEMENT (hereinafter referred to as the "Agreement"), dated as of the _________ day of ___________________, 1997 (the
"Execution Date"), is made and entered into by and among:

         JOHN L. BLUDWORTH, III, an individual of lawful age domiciled in Hockley, Texas, who is the sole shareholder of John Bludworth Marine, Inc. (collectively, along with his undersigned spouse, the "Sellers"); and

         JOHN BLUDWORTH MARINE, INC., a Texas corporation whose principal place of business is located at Pasadena, Texas, and which is the owner of all the outstanding shares of all of its subsidiaries, including but not limited to its subsidiary, Bludworth Shipyard and Fabrication, Inc., a Texas corporation; and

         BLUDWORTH SHIPYARD AND FABRICATION, INC., a Texas corporation whose principal place of business is located at Galveston, Texas, and which is the wholly owned subsidiary of John Bludworth Marine, Inc.

         The above two corporations hereinafter collectively referred to as the "Company;" and

         EAE SERVICES, INC., a Texas corporation whose principal place of business is located at Baton Rouge, Louisiana (the "Purchaser"); and

         FIRST WAVE MARINE, INC., a Delaware corporation whose principal place of business is located at Baton Rouge, Louisiana, appearing herein for the limited purposes of providing for certain stock options and guarantying the Purchaser's promissory note provided for in Section 2.02.

                                    RECITALS

         WHEREAS, the Sellers own all the issued and outstanding shares (the "Shares") of common stock, no par value per share (the "Common Stock"), of the Company; and

         WHEREAS, the Company owns all of the contract rights, properties and assets used in the conduct of its Businesses (all such properties, contract rights and assets being the "Assets"), including the major assets listed on EXHIBIT A attached hereto and incorporated herein by reference; and

         WHEREAS, the Sellers wish to sell the Shares to the Purchaser, and the Purchaser wishes to purchase the Shares from the Sellers, upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Sellers, the Company and the Purchaser hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Accounts Receivable" has the meaning specified in Section 3.22.

         "Acquisition" means the acquisition of the Shares of the Company by the Purchaser from the Sellers.

         "Acquisition Documents" has the meaning specified in Section 9.01.

         "Acquisition Proposal" has the meaning specified in Section 5.06.

         "Action" means any claim, action, suit, arbitration, inquires, proceeding or investigation by or before any Governmental Authority or arbitration or mediation association.

         "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         "Agreed Date" means the date on which the confirmation of the Company's March 31, 1998 EBITDA amounts and any dispute resolution process associated therewith shall be completed pursuant to Section 11.16. Such Agreed Date shall be as soon as practicable, and in no event later than July 31, 1998.

         "Agreement" or "this Agreement" means this Stock Purchase Agreement dated as of the date set forth in the Preamble to this Agreement, by and among the Sellers, the Company, and the Purchaser (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section
11.10 hereof.

         "Appraisal Adjustment" means, in the event the Appraised Value of the Company's fixed assets at Pasadena and Galveston, Texas, is between $16,000,000.00 and $18,000,000.00, the Cash Payment due by the Purchaser to the Sellers at the Closing pursuant to Section 2.02(a), shall be reduced by the difference between the actual Appraised Value and $18,000,000.00. The Appraisal Adjustment shall be added to the Note due by Purchaser to Sellers pursuant to Section 2.02(c).

         "Appraised Value" means the appraised value of all of the Company's fixed assets at Pasadena and Galveston, Texas. Such Appraised Value shall be not less than Sixteen Million and No/100 Dollars ($16,000,000.00). In the event the Appraised Value of such fixed assets is between $16,000,000.00 and $18,000,000.00, the Cash Payment due by the Purchaser to the Sellers at the Closing pursuant to Section 2.02(a), shall be reduced by the difference between the actual Appraised Value and $18,000,000.00 (the "Appraisal Adjustment").
The Appraisal Adjustment shall be added to the Note.

         "Asset" or "Assets" has the meaning specified in Section 3.21.

         "Balance Sheet Date" means August 30, 1997.

         "Best" means A.M. Best Company, Inc.

         "Business" means the operation of a commercial shipyard, and all other businesses which are on the date hereof being or intended to be conducted by the Company, its subsidiaries, the Sellers and their Affiliates, except Jay Bludworth, Inc.

         "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the State of Texas.

         "Cash Payment" has the meaning specified in Section 2.02(a).

         "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act, 4-2 U.S.C. Sections 9601 et seq.

         "Claim Notice" has the meaning specified in Section 9.02.

         "Closing" has the meaning specified in Section 2.03.

         "Closing Date" has the meaning specified in Section 2.03.

         "COBRA" means continuation coverage as set forth in Sections 601 and 602 of ERISA.

         "Code" means the Internal Revenue Code of 1986, as amended through the date hereof, and any references to any Section of the Code includes predecessors and successors of such Code Section, as appropriate.

         "Commonly Controlled Entity" has the meaning specified in Section
3.24.

         "Common Stock" has the meaning specified in the Recitals to this Agreement.

         "Company" has the meaning specified in the preamble to this Agreement.

         "Company GAAP Statements" has the meaning specified in Section 3.08.

         "Company Interim GAAP Statements" has the meaning specified in Section 3.08.

         "Company's Counsel" means Meyer, Knight & Williams, L.L.P., Houston, Texas, legal counsel to the Sellers and the Company in connection with this Agreement and the transactions contemplated hereby.

         "Control" (including, without limitations, the terms "controls", "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as director, officer, trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as director, officer, trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         "D&P" means Duff & Phelps Credit Rating Co.

         "Debt Adjustment" shall be the amount by which the Long Term Debt (as defined in Section 1.01) as of the Closing Date, is less than Seven Million and No/100 Dollars ($7,000,000.00).

         "Disclosure Schedule" means the schedules delivered to the Purchaser by the Sellers and the Company together with this Agreement.

         "EBITDA" the Company's EBITDA shall be calculated by using the Company's net income before income taxes plus interest expense, depreciation and amortization, and excluding nonoperating income (example: sale or exchange of assets). Such net income is to be calculated in accordance with generally accepted accounting principles consistently applied on a historical basis, and such income shall be computed as if this sale had not been closed.

         The parties agree that confirmation of the Company's March 31, 1998 EBITDA amounts and any dispute resolution process associated therewith shall be completed as soon as practicable and pursuant to Section 11.16, but in no event later than July 31, 1998, such date to be referred to herein as the "Agreed Date."

         "Execution Date" has the meaning specified in the Preamble of this Agreement.

         "Encumbrance" or "Encumbrances" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, settlements, consent orders or consent agreements by any Person relating in any way to any Environmental Law, Environmental Permits or Hazardous Materials, or arising from alleged injury or threat of injury to health, safety or the environment.

         "Environmental Law" means any Law, now in effect, including, without limitation, any judicial or administrative order, consent decree or judgment, relating to or addressing the environment, health, safety or Hazardous Materials, including without limitation any Occupational Safety and Health Law.

         "Environmental Lien" means a lien in favor of any Governmental Authority for any (a) liability under any Environmental Law, or (b) damages arising from, or costs incurred by, such Governmental Authority in response to a Release of a Hazardous Material.


         "Environmental Permits" means all Permits required under any applicable Environmental Law.

         "ERISA" has the meaning specified in Section 3.24.

         "Escrow Agent" means Southwest Bank of Texas, N.A.

         "Escrow Agreement" means the agreement referred to in Section 8.02(1).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Financial Statements" has the meaning specified in Section 3.08.

         "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time.

         "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "Governmental Order" or "Governmental Orders" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "Hazardous Materials" means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any hazardous or toxic constituent thereof and includes, but is not limited to, any substance defined in or regulated under any Environmental Law.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "HUD" means the Department of Housing and Urban Development of the United States of America or any successor thereto.

         "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) , (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including, without limitation, any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and
(i) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

         "Indemnified Party" has the meaning specified in Section 9.02.

         "Indemnifying Party" has the meaning specified in Section 9.02.

         "Indemnity Notice" has the meaning specified in Section 9.02.

         "Intellectual Property" means (a) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, (b) copyrights, whether or not registered, and all patents, patent applications and inventions and discoveries, (c) registrations of and applications for registration of any of the foregoing, (d) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (e) trade secrets and confidential, technical and business information, and (f) whether or not confidential, technology (including, without limitation, know-how and show-how), research and development information, drawings, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing information, business and marketing plans and customer and supplier Lists and information.

         "Inter-Company Arrangement" has the meaning specified in Section 3.14.

         "IRS" means the Internal Revenue Service of the United States.

         "Law" or "Laws" means any United States federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, Permit, other legal requirement or rule of law.

         "Lease" for purposes of Sections 3.17, 3.19 and 3.20 means any and all leases, subleases, sale/leaseback agreements or similar arrangements, whether or not capitalized.

         "Leased Real Property" means the real property leased by the Company, as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

         "Liabilities" means any and all Indebtedness, debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law) , Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

         "Licensed Intellectual Property" means all Intellectual Property licensed or sublicensed to the Company from a third party.

         "Long Term Debt" means all debt from commercial lenders incurred by the Company prior to May 1, 1997. Long Term Debt shall not include: (a) the revolving credit facility based on Accounts Receivable, or (b) the Company's debt on the 1,200-ton and the 9,000-ton dry docks under construction. Pursuant to Section 2.02(b), the Company's Long Term Debt shall not exceed Seven Million and No/100 Dollars ($7,000,000.00) at Closing.

         "Losses" has the meaning specified in Section 9.02.

         "Material Adverse Effect" means any circumstance, change in, or effect on the Business or the Company that, individually or in the aggregate with any other circumstances, changes in, are effects on the Business or the Company:
(a) is or could be materially adverse to the business, operations, prospects, results of operations or financial condition of the Company so as to cause its annual gross revenues or actual net after tax income to decrease by 10% or more, or (b) could materially and adversely affect the ability of the Purchaser or the Company to operate or conduct the Business in the manner in which it is currently operated or conducted by the Company.

         "Material Contracts" has the meaning specified in Section 3.17.

         "Multi employer Plan" has the meaning specified in Section 3(37) or 4001(a)(3) of ERISA and Section 3.24 hereof.

         "Name" has the meaning specified in Section 5.07.

         "Note" has the meaning specified in Section 2.02(c).

         "Notice Period" has the meaning specified in Section 9.02.

         "Occupational Safety and Health Law" means any law, rule or regulation designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any mandatory program designed to provide safe and healthful working conditions.

         "Owned Intellectual Property" means all Intellectual Property in and to which the Company holds, or has a right to hold, any right, title and interest.

         "Owned Real Property" means the real property owned by the Company prior to the Closing, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

         "PBGC" has the meaning specified in Section 3.24.

         "Permits" has the meaning specified in Section 3.16.

         "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or Levies not yet due and payable which are not in excess of $15,000 in the aggregate or which are being contested in good faith and for which reserves in accordance with GAAP have been established on the Financial Statements; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days or (ii) are not in excess of $5,000 in the case of a single property or $10,000 in the aggregate at any time or which are being contested in good faith and for which reserves in accordance with GAAP have been established on the Financial Statements; (c) pledges or deposits to secure obligations under worker's compensation laws or similar legislation or to secure public or statutory obligations; (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current purposes; (e) in the case of stock of a corporation, restrictions on the payment of dividends arising under applicable corporate law or on transferability arising under applicable securities Laws; (f) the Encumbrances identified on Exhibit 1.01(ii); and (g) any liens or other Encumbrances of record which do not secure any debt or other obligation of the Company.

         "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, governmental authority or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

         "Plans" has the meaning specified in Section 3.24.

         "Post-Closing Adjustment." The Purchase Price defined in Section 2.02 hereof is based upon a 5.7X multiple of the minimum $4,500,000 EBITDA requirement. The Post-Closing Adjustment shall be the amount obtained by subtracting $4,500,000 from the Company's EBITDA for its fiscal year ending March 31, 1998. If such amount is zero or a positive number, there shall be no Post-Closing Adjustment. If such number is a negative number, it shall be applied as follows as an offset to the Note:

         For each dollar EBITDA falls below $4,500,000, $5.70 shall be offset against the Note. For purposes of this Agreement, "EBITDA" shall be calculated by using the Company's net income before income taxes plus interest expense, depreciation and amortization, and excluding nonoperating income (example: sale of assets). Such net income to be calculated in accordance with generally accepted accounting principles consistently applied on a historical basis.

The Post-Closing Adjustment shall be offset against the Note and the Note shall be paid on the Agreed Date (as defined in Section 1.01) within ten (10) Business days after final confirmation of the Company's EBITDA amounts for the period ending March 31, 1998.

         "Purchase Price" has the meaning specified in Section 2.02.

         "Purchase Price Bank Account" means a bank account in the United States of America to be designated by the Sellers in a written notice to the Purchaser at least one Business Day before the Closing.

         "Purchaser" has the meaning specified in the Preamble to this Agreement.

         "Purchaser Businesses" means the provision of shipbuilding services, including, but not limited to, repair, cleaning, maintenance and construction of marine and inland barges and vessels.

         "Purchaser's Counsel" means Breazeale, Sachse & Wilson, L.L.P., legal counsel to the Purchaser in connection with this Agreement and the transactions contemplated hereby.

         "Real Property" means the Leased Real Property and the Owned Real Property.

         "Regulations" means the Treasury Regulations (including, without limitation, Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

         "Release" means the release or threatened release, spill, emission, leaking, pumping, injection , deposit , disposal , discharge, dispersal , leaching or migrating into the indoor or outdoor environmental of any Hazardous Material.

         "Routine Purchases" means purchases by the Company of materials and personal property in the ordinary course of business pursuant to oral and written purchase agreements necessary for the Company to complete the agreements identified in clause (i) of Section 3. 17(a), which oral and written purchase agreements provide prices and terms consistent with the performance obligations of the Company under, and the profit estimates utilized by the Company in entering into, the agreements identified in such clause (i).

         "S&P" means Standard & Poor's Corporation.

         "Secured Real Property" has the meaning specified in Section 3.16.

         "Securities" has the meaning specified in Section 2(11) of the Securities Act.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Sellers" has the meaning specified in the preamble to this Agreement.

         "Sellers' Accountants" means Gainer, Donnelly & Desroches, independent accountants of the Company.

         "Sellers' Knowledge" means the knowledge of Sellers or any of the key managerial employees of the Company.

         "Shares" has the meaning specified in the Recitals to this Agreement.

         "Subsidiary" or "Subsidiaries" means any and all other corporations, partnerships, joint ventures, limited liability companies, associations and other entities controlled by John Bludworth Marine, Inc. directly or indirectly through one or more intermediaries, including Bludworth Shipyard and Fabrication, Inc., but excluding Jay Bludworth, Inc.

         "Tangible Personal Property" has the meaning specified in Section
3.20.

         "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, premiums, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

         "Tax Return" means any return, claim for refund, report, declaration, information return, statement or other document, whether original or amended, and including all schedules, forms and/or elections required or permitted in connection therewith, filed or required to be filed with any Governmental Authority or provided to any person in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

         "Third Party Claim" has the meaning specified in Section 9.02.

                                   ARTICLE II

                               PURCHASE AND SALE

         SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall execute and deliver all documents and take all actions necessary to sell to the Purchaser, and the Purchaser shall execute and deliver all documents and take all actions necessary to purchase from the Sellers, the Shares.

         SECTION 2.02. Purchase Price. The aggregate purchase price for the Shares shall be TWENTY-SIX MILLION AND NO/100 DOLLARS ($26,000,000.00) (the "Purchase Price"), to be paid as follows, subject to adjustments as provided below:

         (a) Cash Payment. FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00) cash to be paid at Closing subject to the Appraisal Adjustment as defined herein in Section 1.01 (the "Cash Payment").

         (b) Assumption/Retirement of Debt. At Closing, the Company shall have not more than and the Purchaser shall guarantee and/or retire up to SEVEN MILLION AND NO/100 DOLLARS ($7,000,000.00) of Company's Long Term Debt as defined herein in Section 1.01.

         (c) Promissory Note. At Closing, the Purchaser shall deliver to the Sellers a subordinated promissory note in the principal amount of FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00), adjusted by: (i) the amount of the Debt Adjustment, (ii) the Appraisal Adjustment, and (iii) the Post-Closing Adjustment (the "Note"). The final amount of the Note shall be allocated as consideration for the noncompete agreement of John L. Bludworth, III.

         When delivered, the Note shall be in the original principal amount of Four Million and No/100 Dollars ($4,000,000.00), adjusted by: (i) the amount of the Debt Adjustment and (ii) the Appraisal Adjustment, and shall bear interest at 8.5% per annum for a term of five (5) years from the Closing Date. Interest only (no principal) shall be due quarterly on the Note for the first two (2) years. In the remaining three (3) years, the principal shall be amortized on a 5-year schedule, with equal payments of principal plus interest due quarterly and a final balloon payment of principal and interest due five (5) years from the Closing Date. The Note shall be secured by a guaranty of First Wave Marine, Inc. The Note shall be subject to offset by the Post-Closing Adjustment. The Note may be prepaid without penalty at any time. If First Wave Marine, Inc. consummates a public offering of its securities, the Purchaser agrees to prepay the Note within ten (10) Business Days after the Agreed Date, as defined in Section 1.01, and following any Post-Closing Adjustment.

         SECTION 2.03. Closing/Closing Date. The parties shall use all reasonable efforts to consummate the purchase and sale of stock hereby on or before February 15, 1998, or such other date as agreed. Upon the terms and subject to the conditions of this Agreement, the execution of the documents and other actions relating to the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Griggs & Harrison, P.C., 1301 McKinney, Suite 3200, Houston, Texas, 77010, at 10:00 a.m., on a day mutually selected by the Purchaser and the Sellers within twenty (20) days of the Purchaser's closing on its debt or equity financing for the Acquisition and following the expiration or termination of any waiting period required under applicable law (the day on which the Closing takes place being the "Closing Date").

         SECTION 2.04. Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

         (a) Stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfaction to the Purchaser and with all required stock transfer tax stamps affiliated, if applicable;

         (b)     A receipt from the Sellers; and

         (c) The opinions, certificates and other documents required to be delivered pursuant hereto.

         SECTION 2.05. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Sellers:

         (a) The Cash Payment as provided for in Section 2.02(a), as adjusted, by wire transfer in immediately available funds to the Purchase Price Bank Account or as requested in writing by the Sellers;

         (b)     The Note as provided for in Section 2.02(c); and

         (c) The opinions, certificates and other documents required to be delivered pursuant hereto.

         SECTION 2.06. Additional Consideration. In the event that the March 31, 1998 EBITDA of the Company exceeds $4,500,000.00, the Purchaser shall, within ten (10) Business Days after the Agreed Date, pay to John L. Bludworth, III, as a bonus, one-half ( 1/2) of the amount by which the Company's final March 31, 1998 EBITDA exceeds $4,500,000.00. The parties anticipate that through March 31, 1998, John L. Bludworth, III, shall remain employed as an active executive officer of the Company for $30,000 per month, with normal and customary fringes and use of Company car. Any dispute or disagreement with respect to the computation of the Company's EBITDA or the bonus of John L. Bludworth, III, shall be resolved by arbitration as provided in Section 11.16 hereof.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF THE
                            SELLERS AND THE COMPANY

         Subject to the terms and conditions of this Agreement, each of the Sellers and the Company hereby represents and warrants to the Purchaser as of the Execution Date, except as may otherwise be set forth on the Disclosure Schedule, as set forth in Sections 3.01 through 3.31, as follows. The term the "Company" as used herein includes John Bludworth Marine, Inc. and all of its subsidiaries unless otherwise indicated.

         SECTION 3.01. Capacity of the Sellers. Each of the Sellers is an individual with full legal capacity to enter into this Agreement, to carry out the Sellers' obligations hereunder and to consummate the transactions contemplated hereby. Each of the Sellers is a resident of the State of Texas. This Agreement has been duly executed and delivered by the Sellers, and (assuming due authorization, execution and delivery by the Purchaser) upon receipt of the necessary approvals by Governmental Authorities this Agreement constitutes a legal, valid and binding obligation of each of the Sellers enforceable against each of the Sellers in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors generally or by general principles of equity.

         SECTION 3.02. Organization, Authority and Qualification of the Company. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to conduct the Business. The Company has all necessary power and authority to enter into this Agreement to carry out the Company's obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Purchaser) upon receipt of the necessary approvals by Governmental Authorities this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors generally or by general principles of equity. The Company and each of its subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary (other than those jurisdictions where the failure to be so licensed or qualified are not reasonably likely to have a Material Adverse Effect) and all such jurisdictions are set forth on Schedule 3.02 of the Disclosure Schedule. All of the foregoing registrations, licenses, and qualifications are in full force and effect and the Company has not received any notice of any event, inquiry, investigation or proceeding that could result in the suspension, revocation or limitation of any such registration, license, or qualification and to the best of the knowledge of the Sellers and the Company, there is no sustainable basis for any such suspension, revocation or limitation. All corporate actions taken by the Company have been duly authorized or ratified, and the Company has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its articles of incorporation or bylaws. True and correct copies of the articles of incorporation and bylaws of the Company, each as in effect on the date hereof, have been delivered by the Sellers to the Purchaser.

         SECTION 3.03. Capital Stock of the Company; Ownership of the Shares and Assets.

         (a) The authorized capital stock of the Company consists of 300,000 shares of Common Stock. As of the date hereof, 100 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. None of the issued and outstanding shares of Common Stock was issued in violation of any preemptive rights.

         (b) There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Sellers or the Company to issue or sell any shares of capital stock of, or any securities or obligations convertible into or exchangeable for shares of capital stock of the Company, or any other interest in, the Company; and no options, warrants, convertible securities or other such rights, agreements, assignments or commitments shall be outstanding as of the Closing Date.

         (c) The Shares constitute all the issued and outstanding capital stock of the Company. The Shares are owned of record and beneficially solely by the Sellers and are registered in the respective names of the Sellers free and clear of all Encumbrances other than those set forth in item (e) of Permitted Encumbrances.

         (d) Except as disclosed in Section 3.03(d) of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

         (e) The Company is the owner of all of the properties, contract rights and assets used in the conduct of its Businesses (all such properties, contract rights and assets being the "Assets"), including the major assets listed on EXHIBIT A attached hereto and incorporated herein by reference.

         SECTION 3.04. Subsidiaries; Capital Stock; Ownership of Shares.

         (a) John Bludworth Marine, Inc. has only one (1) subsidiary which is Bludworth Shipyard and Fabrication, Inc. (the "Subsidiary"). John Bludworth Marine, Inc. owns all of the outstanding stock of its Subsidiary free and clear of all Encumbrances.

         (b) The authorized capital stock of the Subsidiary, Bludworth Shipyard and Fabrication, Inc., consists of 1,000,000 shares of common stock. As of the date hereof, 100 shares of common stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and owned by John Bludworth Marine, Inc. None of the issued and outstanding shares of common stock was issued in violation of any preemptive rights.

         (c) There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Subsidiary or obligating the Subsidiary or the Company to issue or sell any shares of capital stock of, or any securities or obligations convertible into or exchangeable for shares of capital stock of the Subsidiary, or any other interest in, the Subsidiary; and no options, warrants, convertible securities or other such rights, agreements, assignments or commitments shall be outstanding as of the Closing Date.

         (d) The 100 shares of common stock constitute all the issued and outstanding capital stock of the Subsidiary. The shares are owned of record and beneficially solely by John Bludworth Marine, Inc. and are registered in its name free and clear of all Encumbrances other than those set forth in item (e) of Permitted Encumbrances.

         (e) Except as disclosed in Section 3.04(e) of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of stock of the Subsidiary or the Company.

         (f) Except as disclosed in Section 3.04(f) of the Disclosure Schedule, neither the Company nor its Subsidiary is a partner or member of (nor is any part of the Business conducted through) any partnership or limited liability company. Neither the Company nor its Subsidiary is a participant in any other joint venture or similar arrangement.

         (g) None of the Sellers is a partner or member of any partnership, limited liability company, joint venture or similar arrangement except as completely and accurately set forth in Section 3.04(g) of the Disclosure Schedule.

         (h) The Business is not conducted through any Affiliates of the Company or the Sellers except as completely and accurately set forth in Section 3.04(h) of the Disclosure Schedule.

         SECTION 3.05. Corporate Books and Records. The minute books of the Company contains minutes of all meetings and unanimous consents of the stockholders, Board of Directors and all committees, if any, of the Board of Directors of the Company. Complete and accurate copies of such minute books of the Company have been made available to the Purchaser by the Sellers and the Company.

         SECTION 3.06. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.07 have been obtained and all filings and notifications listed in Section 3.07 of the Disclosure Schedule have been made, the execution, delivery and performance of this Agreement by the Sellers and the Company do not and will not (a) violate, conflict with or result in the breach of any provision of the articles of incorporation or bylaws (or similar organizational documents) of the Company,
(b) conflict with or violate any Law or Governmental Order applicable to the Sellers, the Company, or any of their respective assets, properties or businesses, including, without limitation, the Business, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or the lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or on any of the assets or properties of the Sellers or the Company pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other installment or arrangement to which the Sellers or the Company is a party or by which any of the Shares or any of such assets or properties is bound or affected.

         SECTION 3.07. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority or any other third party.

         SECTION 3.08. Financial Information and Books and Records.

         (a) The Sellers have previously furnished the Purchaser complete and accurate copies of (i) the reviewed GAAP balance sheet of the Company for each of the fiscal years ended as of March 31, 1995, March 31, 1996, and March 31, 1997, , and the related audited GAAP statements of earnings, stockholder's equity and cash flows for each of such periods then ended together with all related notes and schedules thereto, accompanied by the reports thereon of the Company and the Sellers' Accountants

(collectively referred to herein as the "Company GAAP Statement") and (ii) the unaudited GAAP balance sheets of the Company as of July 31, 1997 and September 30, 1997, and the related unaudited GAAP statements of earnings, stockholder's equity and cash flows for each three-month period then ended, together with all related notes and schedules thereto (collectively referred to herein as the "Company Interim GAAP Statements" and, together with the Company GAAP Statements, the "Financial Statements"). The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company, (ii) present fairly in all material respects the financial condition and results of operations of the Company as of the dates thereof or for the periods covered thereby in accordance with GAAP, applied on a basis consistent with the past practices of the Company, and (iii) include all adjustments that are necessary for a fair presentation of the financial condition and the results of the operations of the Company as of the dates thereof or for the periods covered thereby in accordance with GAAP (subject, in the case of the Company Interim GAAP Statements, to normal year-end audit adjustments).

         (b)     The books of account and other financial records of the
Company: (i) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with GAAP, (ii) are in all material respects complete and correct, and (iii) have been maintained in accordance with good business and accounting practices. Except as disclosed on Section 3.08(b) of the Disclosure Schedule, no more than ten (10) percent of the EBITDA of the Company for any fiscal year or the partial fiscal year beginning April 1, 1997 is derived from the sale or exchange of assets.

         SECTION 3.09. Certain Additional Representations. Except as completely and accurately set forth in Section 3.09 of the Disclosure Schedule, the Company has no obligation to pay any amounts to or perform any obligations owing to, or indemnify, the Sellers or otherwise hold the Sellers harmless pursuant to any agreement or other arrangement entered into prior to the Closing between any of the Sellers or any Affiliate of the Sellers (other than the Company) and the Company.

         SECTION 3.10. No Undisclosed Liabilities or Capital Commitments.

         (a) There are no Liabilities of the Company, other than Liabilities (i) reflected or reserved against in the Financial Statements, (ii) completely and accurately disclosed in Section 3. 10 of the Disclosure Schedule or (iii) incurred since the Balance Sheet Date in the ordinary course of business of the Company and which have not had and could not have a Material Adverse Effect.

         (b) Except as completely and accurately set forth in Section 3.10 of the Disclosure Schedule or arising in the ordinary course of business, the Company is not subject to any commitment, actual or contingent, to make any investment or capital contribution, or purchase any securities, or supply funds to any Person, in each case in excess of $10,000 or $25,000 in the aggregate.

         SECTION 3.11. Acquired Assets. Each asset of the Company (including, without limitation, the benefit of any licenses, leases or other agreements or arrangements) acquired since the Balance Sheet Date has been acquired from independent third parties.

         SECTION 3.12. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, except as completely and accurately disclosed in Section 3.12 of the Disclosure Schedule:

         (a)     the Business has been conducted in the ordinary course; and

         (b)     the Company has not:

                 (i) Permitted or allowed any of the assets or properties (whether tangible or intangible) of the Company to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

                 (ii) Except in the ordinary course of business, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability, other than current liabilities reflected on the Financial Statements and current liabilities incurred in the ordinary course of business since the Balance Sheet Date;

                 (iii) Guaranteed any Indebtedness of, or otherwise incurred any Indebtedness on behalf of, any Person other than the Company;

                 (iv) Failed to pay any creditor any amount owed to such creditor for which a demand letter has been received or suit instituted against the Company;

                 (v) Redeemed any of the capital stock or, except as completely and accurately set forth in Section 3.12 of the Disclosure Schedule, declared, made or paid-any dividends or distributions with respect to capital (whether in cash, securities or other property) to the holders of capital stock of the Company or otherwise;

                 (vi) Made any material changes in the customary methods of operations of the Company, including, without limitation, purchasing, marketing, selling, servicing, pricing, investing or accounting practices and policies;

                 (vii) Merged with, entered into a consolidation with or acquired any interest in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any assets other than in the ordinary course of business consistent with past practice;

                 (viii) Made any capital expenditure or commitment for any capital expenditure in excess of $10,000 in any individual instance, $25,000 in the aggregate;

                 (ix) Sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, investment assets, leasehold interests and intangible assets), other than in the ordinary course of business;

                 (x) Issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, the Company;

                 (xi)     Except as completely and accurately set forth in
                          Section 3.12 of the Disclosure Schedule, entered into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Person);

                 (xii)    Except as completely and accurately set forth in
                          Section 3.12 of the Disclosure Schedule, (A) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company to any of its employees, including, without limitation, any increase or change pursuant to any Plan, other than in the ordinary course of business and which are included in the compensation amounts payable to its employees set forth in the written materials previously provided by the Sellers to the Purchaser, or (B) established or increased or promised to increase any benefits under any Plan;

                 (xiii) Revalued (other than in accordance with GAAP and as completely and accurately set forth in Section 3.12 of the Disclosure Schedule) or restructured any assets of the Company;

                 (xiv) Amended, terminated, canceled or compromised any material claims of the Company or waived any other rights of substantial value to the Company;

                 (xv) Made any change in any method of accounting or accounting practice or policy used by the Company other than changes which were required by GAAP and are completely and accurately set forth in Section
                          3.12 of the Disclosure Schedule;

                 (xvi) Failed to maintain the Assets material to the operation of the Business in such operating condition and repair as is suitable for the purposes for which they are used;

                 (xvii) Allowed any material Permit or material Environmental Permit that was issued or relates to the Company or otherwise relates to any Asset to lapse or terminate or failed to renew any such Permit or Environmental Permit or any insurance policy under which the Company is an insured that is scheduled to terminate or expire within forty-five (45) days of the Closing Date;

                 (xviii) Incurred any Indebtedness in excess  of $10,000 in any individual instance or since the Balance Sheet Date $25,000 in the aggregate;

                 (xix) Amended or modified in any material respects, or consented to the termination of, any Material Contract or the Company's rights thereunder;

                 (xx) Amended or restated the articles of incorporation or the bylaws (or other organizational documents) of the Company;

                 (xxi) Terminated, discontinued, closed or disposed of any office, facility or other business operation, or laid off any employees (other than in the ordinary course of business consistent with past practice and which did not require any notifications to or filings with any Governmental Authority or notifications to any employees) or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section

                          1.401(a)-4 of the Regulations or announced or planned any such action or program for the future;

                 (xxii) Settled or compromised any liability, with respect to Taxes of the Company;

                 (xxiii) Suffered any casualty loss or damage with respect to any of the assets which is not covered by insurance (excluding applicable insurance deductibles);

                 (xxiv) Disclosed any confidential Intellectual Property (other than as requested by the Purchaser) or permitted to lapse or abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, the Company has any right, title, interest or license and which is material to the Business;

                 (xxv)    Suffered any Material Adverse Effect; or

                 (xxvi) Agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.12 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.12, except as expressly contemplated by this Agreement; and

         (c)     (i)      All unfilled purchase orders of the Company at the
                          date of this Agreement are, and all unfilled purchase orders of the Company on the Closing Date will be, at prices that were competitive at the time the purchase order was entered into, and no such purchase order was, is or will be with Sellers or anyone who is related to or affiliated with Sellers;

                 (ii) All uncompleted sales contracts of the Company at the date of this Agreement are, and all uncompleted sales contracts of the Company on the Closing Date will be, with persons, corporations or other entities that are not related to or affiliated with Sellers. The Company has accounted for all uncompleted contracts for financial accounting purposes under the percentage of completion method in accordance with generally accepted accounting principles consistently applied; and

                 (iii) At the Execution Date, there are no material (in excess of $25,000.00) warranty claims or similar demands that have been made against the Company by any customer and at the Execution Date, the aggregate amount of all warranty claims or similar demands that have been made against the Company by all customers do not exceed in the aggregate $100,000.00. At the date of this Agreement, there are no known customer claims, charge backs, offsets, refunds or similar demands that have been made by customers of the Company.

         SECTION 3.13. Litigation. Set forth in Section 3.13 of the Disclosure Schedule (with respect to each Action disclosed therein) are the parties, the nature of the proceeding, the date and method commenced and the amount of damages or other relief sought and, if applicable, paid or granted. Except as completely and accurately set forth in Section 3.13 of the Disclosure Schedule, there are no Actions by or against the Company (or by or against any of the Sellers or any Affiliate of the Company or any of the Sellers and relating to the Business, or affecting any of the Assets , pending before any Governmental Authority (or, to the best knowledge of the Sellers and the Company, threatened to be brought by or before any Governmental Authority). No such scheduled Action has, has had or could have a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. None of the Company, any of the Assets, the Sellers or any Affiliate of the Company or the Sellers is subject to any Governmental Order (nor, to the best of the knowledge of the Sellers and the Company, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has, has had or could have a Material Adverse Effect.

         SECTION 3.14. Certain Interests. Neither the Sellers nor any Affiliate of the Sellers (other than the Company) has and no officer or director of the Company, and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director has (i) outstanding any Indebtedness to the Company, or (ii) entered into any transactions with the Company, individually or in the aggregate, exceeding $20,000, other than market rate loans which have been paid in full as of the date hereof (any arrangement referred to in (i) or (ii) shall be referred to as an "Inter-Company Arrangement") except as completely and accurately set forth in Section 3.14 of the Disclosure Schedule. Except as set forth in Section 3.14 of the Disclosure Schedule, all Inter-Company Arrangements are on terms that are at least as favorable to the Company as would prevail in a comparable arm's-length transaction with a third party.

         SECTION 3.15. Compliance with Laws. The Company has conducted and continues to conduct the Business in accordance with all material Laws and Governmental Orders applicable to the Company or any of the Assets or the Business, and the Company is not in violation of any such material Law or Governmental Order. The Company has duly and validly filed or caused to be filed all material reports, statements, documents, registrations, filings or submissions that were required by applicable Laws to be filed; all such filings complied with all applicable laws in all material respects when filed, and no material deficiencies have been asserted with respect to any such filings which have not been satisfied. None of the Company, any of the Sellers, any Affiliates of the Company or any of the Sellers or any officer or director of the Company has been subject to any of the matters described in clauses (1) -
(6), inclusive, of Paragraph (f) of Item 401 of Regulation S-K promulgated by the Securities and Exchange Commission.

         SECTION 3.16 Environmental and Other Permits and Licenses, Related Matters.

         Except as set forth in Section 3.16 of the Disclosure Schedule (including without limitation the Phase II environmental audit report described therein):

         (a) The Sellers and the Company currently hold all the permits, licenses, authorizations, certificates, consents, exemptions and approvals required under any Law (collectively, "Permits"), including, without limitation, Environmental Permits, necessary for the ownership, use, occupancy and operation of each Asset of the Company and the conduct of the Business, and all such Permits are in full force and effect.

         (b) (i) Each tenant and occupant of the Real Property, to the best of Sellers' Knowledge, holds all Permits, including, without limitation, Environmental Permits, necessary for the use, occupancy and operation of the Real Property by such tenant or occupant, and all such Permits are in full force and effect; (ii) to the best of Sellers' Knowledge, there is no existing practice, action or activity of any tenant or occupant of the Real Property, or of any owner, tenant or occupant of any real property in which the Company or, with respect to the Business, the Sellers currently hold a security interest (the "Secured Real Property"), which will give rise to any criminal liability or civil Liability under, or violate or prevent compliance with, any applicable material law, including, without limitation, any applicable Environmental law;
(iii) no tenant or occupant of the Owned Real Property, to the best of Sellers' Knowledge, has received any notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Permit or providing written notice of violations under any Law, including, without limitation, any applicable Environmental Law; (iv) to the best of Sellers' Knowledge, each tenant and occupant of the Owned Real Property is in all respects in compliance with its Permits, including, without limitation, Environmental Permits; (v) there is no existing practice, action or activity of the Company or, with respect to any portion of the Business, the Sellers and no existing condition of the Assets of the Company or the Business which has given or will give rise to any unresolved civil liability or to the best of Sellers' Knowledge, criminal Liability under, or violate or prevent compliance with, any applicable law, including, without limitation, any applicable Environmental Law; (vi) neither the Sellers nor the Company has received any notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Permit; and (vii) the Company is in all material respects in compliance with the Permits, including, without limitation, Environmental Permits. Section 3.16(a) of the Disclosure Schedule completely and accurately identifies all Permits, including, without limitation, Environmental Permits and indicates by asterisk those that will require the consent of any Governmental Authority in the event of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

         (c) (i) Neither the Company, nor, with respect to any portion of the Business, the Sellers has violated or is violating any applicable Environmental Law; (ii) to the best of Sellers' Knowledge, no tenant or occupant of the Real Property or owner, tenant or occupant of the Secured Real Property is violating any applicable Environmental Law in connection with the ownership, use, occupancy or operation of the Real Property or Secured Real Property; (iii) there has been no material Release of Hazardous Materials at, to, from, or under any real property currently or formerly owned, leased, or operated by the Company during its occupancy or, with respect to any portion of the Business, the Sellers, or at, to, from or under any Secured Real Property except (x) Releases which individually or collectively do not exceed the applicable reportable quantity established pursuant to CERCLA, Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq. or the Oil Pollution Act of 1990, or (y) Releases of petroleum or its derivatives which individually or collectively do not exceed ten gallons; (iv) neither the Company nor, with respect to any portion of the Business, the Sellers has generated, transported or arranged for the transport of, or disposed of any Hazardous Materials at any location, other than amounts and types of Hazardous Materials normally present in ordinary office trash or household waste other than the transportation set forth in Section 3.16 of the Disclosure Schedule; (v) to the best of Sellers' Knowledge, no tenant or occupant of the Real Property has generated at such Real Property any Hazardous Material, other than amounts and types of Hazardous Materials normally present in ordinary office trash or household waste; (vi) neither the Company nor, with respect to any portion of the Business, the Sellers has any Liability in connection with the material Release of any Hazardous Material at any location; (vii) there is not present at any of the Real Property any underground storage tanks or sumps, asbestos, or polychlorinated biphenyls; (viii) no Environmental Lien has attached to any of the Real Property; and (ix) there are no unresolved past, pending or threatened Environmental Claims against the Company, or, with respect to the Business, the Sellers, nor are there any circumstances that may form the basis of any such Environmental Claim.

         (d)     No Hazardous Materials exist on, under or in any properties
(i) securing loans, installment sale contracts or other receivables owned, serviced and/or subserviced by the Company or (ii) of which the Company took possession or title in its own name or as servicer or agent for a third Person pursuant to foreclosure, liquidation, repossession, deed in lieu or otherwise.

         SECTION 3.17. Material Contracts.

         (a) Section 3.17(a) of the Disclosure Schedule completely and accurately lists each of the following contracts and agreements including, without limitation, oral agreements of the Company (such contracts and agreements, together with all contracts, agreements and Leases concerning the management or operation of any Real Property (including, without limitation, brokerage contracts) listed or otherwise disclosed in Section 3. 19(a) or 3.19(b) of the Disclosure Schedule to which the Company is a party and all agreements relating to Intellectual Property set forth in Section 3.18(a) of the Disclosure Schedule, being "Material Contracts"):

                 (i) Each contract and agreement for maintenance or construction services to be performed by the Company which is not complete or which has been completed within two (2) years of the date hereof;

                 (ii) Other than Routine Purchases, each contract and agreement for the purchase of materials or personal property with any supplier or for the furnishing of services to the Company or otherwise related to the Business under the terms of which the Company: (A) is likely to pay or otherwise give consideration of more than $25,000 individually and $50,000 in the aggregate during the current fiscal year, (B) is likely to pay or otherwise give consideration of more than $25,000 in the aggregate over the remaining term of such contract, or (C) cannot be canceled by the Company without penalty or further payment and without more than 30 days' notice;

                 (iii) Each contract and agreement for the sale of materials or personal property or for the furnishing of services by the Company which: (A) is likely to involve consideration of more than $10,000 in the aggregate during the calendar year ending December 31, 1997, (B) is likely to involve consideration of more than $10,000 in the aggregate over the remaining term of the contract or (C) cannot be canceled by the Company without penalty or further payment and without more than 30 days' notice;

                 (iv) All distributor, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party pursuant to which services were being provided on the Balance Sheet Date in an amount more than $10,000 individually and $20,000 in the aggregate over the term of the contract or agreement;

                 (v) All management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancelable without penalty or further payment and without more than 30 days' notice;

                 (vi) All contracts and agreements relating to Indebtedness of the Company in an amount more than $20,000 individually and $40,000 in the aggregate over the term of the contract or agreement;


                 (vii) All contracts and agreements with any Governmental Authority to which the Company is a party;

                 (viii) All contracts and agreements that limit or purport to limit the ability of any of the Sellers or the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

                 (ix) All Inter-Company Arrangements and all other contracts and agreements between or among the Company and the Sellers or any Affiliate of the Sellers (other than the Company) or any Affiliate of the Company (other than the Seller);

                 (x) All trust agreements, custodial agreements or other security agreements related thereto, to which the Company is a party that remain in force;

                 (xi) Each subcontract for the period from September 1, 1996 to August 31, 1997, under which the Company is or was obligated to pay an amount more than $10,000 for a single subcontract and $50,000 in the aggregate for all such subcontracts; and

                 (xii) All other contracts and agreements whether or not made in the ordinary course of business, which are material to the Company or the conduct of the Business or the absence of which would have a Material Adverse Effect.

         (b) Each Material Contract is, to the best of Sellers' Knowledge, legal, valid, binding, enforceable and in full force and effect except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratium or similar laws affecting rights of creditors, of creditors generally or by general principles of equity, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such Material Contract. The Company is not in breach of, or default under, any Material Contract. The Sellers have received no notification, communication or other information that any of the customers of the Company intend to terminate any Material Contract.

         (c) To the best knowledge of the Sellers and the Company, no other party to any Material Contract is in breach thereof or default thereunder.

         (d) Except as set forth in Item 2 of Section 3.14 of the Disclosure Schedule, there is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than the ordinary course of business consistent with past practice, any of the properties or assets of the Company.

         SECTION 3.18. Intellectual Property.

         (a) Section 3.18(a)(i) of the Disclosure Schedule sets forth a complete and accurate list and a brief description of the Owned Intellectual Properly consisting of trademarks, service marks, corporate and assumed names, trade names and copyrights, patents and pending registrations and applications therefor, and Section 3.18(a)(ii) of the Disclosure Schedule sets forth a complete and accurate list and a brief description, including, without limitation, a description of any license or sublicense thereof, of all Licensed Intellectual Property. In each case where a registration or application for registration listed in Section 3.18(a)(i) of the Disclosure Schedule is held by assignment, the assignment has been duly recorded with the United States Patent and Trademark Office. To the best of Sellers' and the Company's knowledge, the rights of the Company in or to such Intellectual Property do not conflict with or infringe on the rights of any other Person, and neither the Sellers nor the Company has received any claim or written notice of infringement or conflict in respect of any Intellectual Property.

         (b) (i) All the Owned Intellectual Property is owned by either the Company free and clear of any Encumbrance other than Permitted Encumbrances,
(ii) the Company has
the right, pursuant to valid and enforceable licenses, to use the Licensed Intellectual Property in the manner in which the Licensed Intellectual Property is currently being used, and (iii) no Actions have been made or asserted or are pending (nor, to the best knowledge of the Sellers and the Company, has any such Action been threatened) against the Company either (A) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Intellectual Property, or (B) alleging that any services provided or products sold by the Company are being provided or sold in violation of any trademarks, or any other rights of any Person. To the best of the knowledge of the Sellers and the Company, no Person is using any trademarks, service marks, trade names or similar property that are confusingly similar to the Owned Intellectual Property or that infringe upon the Owned Intellectual Property or upon the rights of the Company therein. Neither the Sellers nor the Company has granted any license or other right to any other Person with respect to the Owned Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the owned Intellectual Property or any of the rights of the Company in any of the Licensed Intellectual Property.

         (c) The Intellectual Property described in Section 3.18(a)(i) and 3.18(a)(ii) of the Disclosure Schedule constitutes all of the Intellectual Property used or held or intended to be used by the Company or forming a part of all such Intellectual Property necessary and material in the conduct of the Business and there are no other items of Intellectual Property that are material to the Company or the Business. Such Intellectual Property is all that is necessary for the operation of the Businesses as currently conducted.

         SECTION 3.19.   Real Property.

         (a) Section 3.19(a) of the Disclosure Schedule lists: (i) the street address of each parcel of Owned Real Property, (ii) the date on which each parcel of Owned Real Property was acquired, (iii) the current owner of each such parcel of Owned Real Property, (iv) information relating to the recordation of the deed pursuant to which each such parcel of Owned Real Property was acquired and (v) the current use of each such parcel of Owned Real Property.

         (b) Section 3.19(b) of the Disclosure Schedule lists: (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property and (iii) the current use of each such parcel of Leased Real Property.

         (c) The Sellers have or have caused to be, delivered to the Purchaser complete and accurate copies of all Leases listed in Section 3.19(b) of the Disclosure Schedule.

Each such Lease is legal, valid, binding, enforceable and in full force and each such Lease will not cease to be in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, except, in either case, as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors generally or by general principles of equity, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such Lease or otherwise give the landlord a right to terminate such Lease in accordance with the terms thereof.

         (d) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the best of the knowledge of the Sellers and the Company, threatened against the Real Property.

         (e) The rental set forth in each Lease of the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

         SECTION 3.20. Tangible Personal Property.

         (a) Section 3.20 of the Disclosure Schedule lists, each group of equipment, inventory, supplies, furniture, fixtures, personalty, vehicles and other tangible personal property (the "Tangible Personal Property") used in the Business or owned or leased by the Company with a value reasonably estimated by the Sellers for each group to exceed $20,000. Except as set forth in Section
3.20 of the Disclosure Schedule, all of the Tangible Personal Property is located at Pasadena and Galveston, Texas.

         (b) The Sellers have, or have caused to be, delivered to the Purchaser complete and accurate copies of all Leases for Tangible Personal Property providing for annual rentals in excess of $20,000 and any and all material ancillary documents pertaining thereto. Each such Lease is legal, valid, binding, enforceable and in full force and effect and each such Lease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement except, in either case, as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors generally or by general principles of equity, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such Lease or otherwise give the lessor a right to terminate such Lease in accordance with the terms thereof.

         SECTION 3.21. Assets.

         (a) Except as set forth in Section 3.21(a) of the Disclosure Schedule, the Company owns, leases or has the legal right to use all the properties and assets, including, without limitation, all of the issued and outstanding Stock of Bludworth Shipyard and Fabrication, Inc., the Owned Intellectual Property, the Licensed Intellectual Property, the Real Property and the Tangible Personal Property, used in the conduct of the Business or otherwise purported to be owned, leased or used by the Company and, with respect to contract rights, is a party to and enjoys the right to the benefits of all material contracts, agreements and other arrangements used by the Company or in or relating to the conduct of the Business (all such properties, assets and contract rights being the "Assets"). The Company has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. All buildings, plants, and structures owned by the Company lie wholly within the boundaries of the real property owned by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

         (b) Except as set forth in Section 3.21 of the Disclosure Schedule, all the Assets, including without limitation the buildings, plants, structures, and equipment of the Company, are to the best of Sellers' Knowledge structurally sound, are in good opening condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, equipment or other Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are, to the best of Sellers' Knowledge, sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

         (c) Immediately following the Closing, the Company will continue to own, pursuant to good and marketable title, or lease, under valid and subsisting leases, or otherwise retain its respective interest in, the Assets without incurring any material penalty or other materially adverse consequence, including, without limitation, any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement. Immediately following the Closing, the Company shall own and possess all presently existing material documents, books, records, agreements and financial data of any sort used by the Company in the conduct of the Business or otherwise.

         SECTION 3.22. Accounts Receivable. All accounts receivable of the Company that are reflected on the Financial Statements or on the accounting records of the Company as of the Closing Date less the reserve for doubtful accounts receivable reflected on the August 30, 1997 balance sheet of the Company (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business or represent advance billings on contracts where billings to date have exceeded costs and estimated earnings due and payable to date on certain contracts. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date, to the best of Sellers' Knowledge, collectible and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging at the Closing Date. Each of the Accounts Receivable either has been or will be collectible in full, without any set-off. There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Section 3.22 of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the last day of the calendar month preceding the date of this Agreement, which list sets forth the aging of such Accounts Receivable.

         SECTION 3.23. Customers. Listed in Section 3.23 of the Disclosure Schedule are the names of the most significant customers (by dollar amount of contract) of the Company for the twelve-month period ended March 31, 1997, and the amount of revenue recognized by the Company for each during such period.

         SECTION 3.24. Employee Benefit Matters.

         (a) Plans and Material Documents. Section 3.24(a) of the Disclosure Schedule is a complete and accurate list of (1) all employee welfare benefit and employee pension benefit plans as defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, but not limited to, plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment, (2) all other employee benefit agreements or arrangements, including without Limitation deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, vacation policies, and other similar plans, agreements and arrangements that are currently in effect or were maintained within three
(3) years of the date of this Agreement, or have been approved before this date but are not yet effective, for the benefit of directors, officers, employees or former employees (or their beneficiaries) of the Company, (3) each employee benefit plan for which the Company could reasonably be expected to incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, and (4) any plan in respect of which the Company could reasonably be expected to incur liability under Section 4212(c) of ERISA (collectively, the "Plans"). Section 3.24(a) of the Disclosure Schedule sets forth a complete description of each Plan that is not in writing and, with respect to each Plan that is in writing, the Sellers have furnished the Purchaser with a complete and accurate copy of each Plan and a complete and accurate copy of each material document prepared in connection with each such Plan including, where applicable, without limitation, (i) a copy of each trust or other funding arrangement, (ii) the most current summary plan description, booklet, or other descriptive written materials, and each summary of material modifications prepared since the last summary plan description, (iii) the three
(3) most recently filed annual IRS Forms 5500, 990 and 1041 reports, (iv) the most recent actuarial report and financial statement, (v) the most recent IRS determination letter and all rulings or determinations requested from the IRS after the date of that determination letter, and (vi) all other correspondence from the IRS or the Department of Labor received that relate to one or more of the Plans with respect to any matter, audit or inquiry that is still pending. Except as completely and accurately set forth in Section 3.24(a) of the Disclosure Schedule, the Company has no express or implied commitment (i) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than any modification required to comply with ERISA or the Code.

         (b) Absence of Certain Types of Plans. Except as completely and accurately disclosed in Section 3.24(b) of the Disclosure Schedule, none of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or obligates the Company to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control" within the meaning of Section 280G of the Code. Except as completely and accurately described in Section 3.24(b) of the Disclosure Schedule, none of the Plans provides for the deferral of compensation (other than any Plan intended to be qualified under Section 401(a) of the Code) or for the grant of stock options, restricted stock, stock appreciation rights, phantom shares or other equity-based awards or contingent compensation. Except as completely and accurately disclosed in Section 3.24(b) of the Disclosure Schedule, neither the Company nor any entity (whether or not incorporated) that was at any time during the six (6) years before the date of this Agreement treated as a single employer together with the Company under Section 414 of the Code (a "Commonly Controlled Entity") has ever maintained, had any obligation to contribute to, or incurred any liability with respect to, a pension plan that is or was subject to the provisions of Title IV of ERISA. During the last six (6) years the Company has not (x) maintained, (y) had an obligation to contribute to or
(z) incurred any liability
with respect to a voluntary employees beneficiary association that is or was intended to satisfy the requirements of Section 501(c)(9) of the Code. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

         (c) Compliance with Applicable Law. Except as completely and accurately disclosed in Section 3.24(c) of the Disclosure Schedule, each Plan is now materially and always materially has been operated in accordance with the requirements of all applicable law, including, without limitation, ERISA and the Code, and all "fiduciaries" of such Plans (within the meaning of Section 3(21) of ERISA) have always materially acted in accordance with the provisions of all applicable Law, including, without limitation, ERISA and the Code. The Company has performed all material obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. There is no litigation, action, proceeding, investigation or claim asserted or, to the Sellers' or the Company's knowledge, threatened or contemplated, with respect to any Plan (other than the payment of benefits in the normal course) nor any issue resolved adversely to the Company that may subject the Company to the payment of a penalty, interest, tax or other amount.

         (d) Qualification of Certain Plans. Except as completely and accurately disclosed in Section 3.24(d) of the Disclosure Schedule, each Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt. No fact or event has occurred since the date of such determination letter from the IRS which could adversely affect the qualified status of any such Plan or the exempt status of any such trust.

         (e) Absence of Certain Liabilities and Events. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Except as completely and accurately set forth in Section 3.24(e) of the Disclosure Schedule, the Company has, to the best of Sellers' Knowledge, not incurred any liability for any penalty or tax arising under Section 4971, 4972, 4979, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists which could reasonably be expected to give rise to any such liability. The Company has, to the best of Sellers' Knowledge, not incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation (the "PBGC") arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multi employer Plan, and no fact or event exists which could reasonably be expected to give rise to any such liability. With respect to any employee benefit plan, within the meaning of
Section 3(3) of ERISA, that is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by any Commonly Controlled Entity, (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred by a Commonly Controlled Entity, which withdrawal liability has not been satisfied, (B) no liability to the PBGC has been incurred by a Commonly Controlled Entity, which liability has not been satisfied, (C) no event has occurred that presents a material risk of partial withdrawal, within the meaning of Section 4205 of ERISA, by a Commonly Controlled Entity, (D) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (E) all contributions (including installment payments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made. The aggregate withdrawal liability under ERISA of the Company and any Commonly Controlled Entity, computed as if a complete withdrawal by each Commonly Controlled Entity had occurred on the date hereof under each employee benefit plan that is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date by a Commonly Controlled Entity, would not exceed $50,000.00. Except as completely and accurately set forth in Section 3.24(e) of the Disclosure Schedule, no complete or partial termination has occurred within the five (5) years preceding the date hereof with respect to any Plan. No reportable event (within the meaning of Section 4043(c) of ERISA) for which the 30 days' notice to the PBGC is not waived has occurred or is expected to occur with respect to any Plan subject to Title IV of ERISA. No Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. None of the assets of the Company is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; the Company has not been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could reasonably be expected to give rise to any such lien or requirement to post any such security. The Company has no Liability for any (i) supplemental retirement benefits or other non-qualified deferred compensation,
(ii) severance pay relating to any termination of employment which occurs prior to the Closing, (iii) for non-qualified deferred compensation or incentive or contingent compensation relating to any Plan as in effect, or commitment made, prior to the Closing Date (to the extent related to periods prior to the Closing Date), (iv) for uninsured health, medical, disability or worker's compensation claims incurred prior to the Closing Date, regardless of whether such claims are reported prior to the Closing Date or are not so reported, or
(v) the payment of accrue bonuses to the extent related to periods prior to the Closing Date and not accrued or reflected on the Balance Sheet.

         (f) Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

         (g) Certain Employee-Benefit Assets. Except as completely and accurately disclosed in Section 3.24(g) of the Disclosure Schedule, each of the guaranteed investment contracts and other funding contracts with any insurance company that are held by any of the Plans and any annuity contracts purchased by any of the Plans was issued by an insurance company which carried the highest rating from each of D&P, S&P, Best and Moody's Investors Service, Inc., as of the date such contract was issued, the date hereof and the Closing Date.

         (h) Retiree Medical Benefits. No Plan is or includes any plan or arrangement providing for post-employment health and/or medical benefit coverage except to the extent required by COBRA.

         (i) No Implied Rights. Nothing contained herein, express or implied, is intended to or shall confer upon any employee or former employee of the Company any right or remedy of any nature or kind whatsoever under or by reason of this Agreement, including any rights of continued employment for any period.

         (j) Severance Pay and Vacation Pay. The Company has no liability for severance pay or vacation pay except to the extent shown in Section 3.24(j) of the Disclosure Schedule. No Plan will cause the Company to have liability for severance pay or vacation pay as a result of the consummation of the transactions described in this Agreement.

         SECTION 3.25. Labor Matters.

         (a) Except as completely and accurately disclosed in Section 3.25(a) of the Disclosure Schedule, the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and currently there are no known organizational campaigns, petitions or other unionization activities seeking recognition of any other collective bargaining unit.

         (b) There are no strikes, slowdowns, work stoppages or material labor relations controversies pending or, to the best knowledge of the Sellers and the Company, threatened between the Company and any of its employees, and the Company has not experienced any such strike, slowdown, work stoppage or material controversy within the past three years.

         (c) The Company is in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including, without limitation, those related to wages, hours and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority, and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

         (d) The Company has paid in full to all its respective employees, retired employees and contractors or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, retired employees and contractors.

         (e) There is no claim against the Company with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the best knowledge of the Sellers and the Company, threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Company.

         (f) The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

         (g) There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the best of the knowledge of the Sellers and the Company, threatened with respect to the Company.

         (h) There is no charge against the Company of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category , which has been asserted or is now pending or, to the best knowledge of the Sellers and the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company has employed or currently employs any Person.

         SECTION 3.26. Key Employees. Section 3.26 of the Disclosure Schedule lists (i) the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in 1996 and 1997, (ii) the name and current annual salary rates in 1996, 1995, and 1994, and (iii) the date of employment and a brief description of position and job function for each current salaried employee, officer or director of the Company whose current base salary exceeded (or, in 1997, is expected to exceed) $40,000.

         SECTION 3.27. Risk Management.

         (a) Section 3.27(a) of the Disclosure Schedule sets forth the following Information with respect to each insurance policy (including, without limitation, policies providing property, casualty, business interruption, liability, workers' compensation, and bond and surety arrangements) under which the Company is an insured, a named insured or otherwise the principal beneficiary of coverage: (i) the name of the agent or broker; (ii) the name of the insurer and the names of the principal insured and each named insured;
(iii) the policy number and the period of coverage; (iv) the type, scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount of coverage; and (v) the premium charged for the policy, including, without limitation, a description of any retroactive premium adjustments or other loss-sharing arrangements.

         (b) With respect to each such insurance policy: (i) the policy is in full force and effect; (ii) the Company is not in material breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a material breach or default or permit termination or modification, under the policy; (iii) no party to the policy has repudiated in writing, or given written notice of an intent to repudiate, any provision thereof; and (iv) to the best knowledge of the Sellers and the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation or currently has a rating of "B+ " or below from Best or a claims paying ability rating of "EBB" or below from S&P.

         (c) Section 3.27(c) of the Disclosure Schedule completely and accurately sets forth all risks of the Company which are covered under any material risk retention program in which the Company participates, together with details for the last three years of the Company's loss experience with respect to such risks.

         (d) Since April 1, 1993, the Company has been covered by insurance policies or binders of insurance in such types and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company in amounts deemed reasonable by the Company.

         (e) Except as set forth in Section 3.27(e) of the Disclosure Schedule, at no time subsequent to April 1, 1990, has the Company (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or received notice from any of its insurance carriers that any insurance coverage listed in Section 3.27(a) of the Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect, or (iii) suffered any extraordinary increase in premium for renewed coverage. Since April 1, 1993, no insurance carrier has canceled, failed to renew or materially reduced any insurance coverage for the Company or given any notice or other indication of its intention to cancel, not renew or reduce any such coverage.

         (f) The Sellers are not aware of any facts pertaining to the Company or the Business which are reasonably likely to prevent the Purchaser from obtaining insurance following the consummation of the transactions contemplated by this Agreement on terms substantially similar to the terms currently in effect.

         SECTION 3.28. Accounts; Lockboxes; Safe Deposit Boxes; Powers of
Attorney.   Section 3.28(i) of the Disclosure Schedule is a complete and accurate list of (a) the names of each bank, savings and loan association, securities broker or other financial institution in which the Company has an account, including, without limitation, cash contribution accounts, and the names of all persons authorized to draw thereon or have access thereto, (b) the location of all lockboxes and safe deposit boxes of the Company and the names of all Persons authorized to draw thereon or have access thereto, and (c) the names of all Persons, if any, holding powers of attorney from the Sellers relating to the Company or the Business, or from the Company. At the time of the Closing, without the prior written consent of the Purchaser, the Company shall not have any such account, lockbox or safe deposit box other than those listed in Section 3.28(ii) of the Disclosure Schedule, nor shall any Person have been authorized, from the date of this Agreement, to draw thereon or have access thereto or to hold any such power of attorney relating to the Company or the Business or from the Company except such Persons listed in Section 3.28(iii) of the Disclosure Schedule. There are no commingled monies or accounts of the Company with other monies or accounts of the Sellers or relating to the other businesses of the Sellers nor has the Sellers transferred monies or accounts of the Company other than to an account of the Company. At the time of the Closing, all monies and accounts of the Company shall be held by, and be accessible only to, the Company.

         SECTION 3.29. Full Disclosure. To the best of Sellers' Knowledge, no representation or warranty of the Sellers or the Company in this Agreement, nor any certificate furnished or to be furnished by the Sellers or the Company to the Purchaser pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         SECTION 3.30. Reserved.

         SECTION 3.31. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement from the Company based upon arrangements made by or on behalf of the Sellers or the Company.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

         Subject to the terms and conditions of this Agreement, the Purchaser hereby represents and warrants to the Sellers and the Company as of the Execution Date as follows:

         SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its respective obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Company and the Sellers) upon receipt of the necessary approvals by Governmental Authorities, this Agreement will constitute a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors or by general principles of equity.

         SECTION 4.02. No Conflict. Assuming the making and obtaining of all findings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, the execution, delivery and performance of this Agreement by the Purchaser does not and will not (a) violate, conflict with or result in the breach of any provision of the articles of incorporation or by-laws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser which would materially adversely affect the ability of the Purchaser to consummate the transactions contemplated by this Agreement, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or the lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties are bound or affected.

         SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority or any other third party, (except the expiration or termination of the waiting period under the HSR Act.)

         SECTION 4.04. Litigation. Except as disclosed in a writing given to the Sellers by the Purchaser prior to the execution of this Agreement, no claim, action, proceeding or investigation is pending or, to the best of the knowledge of the Purchaser after due inquiry, threatened, which seeks to delay or prevent the consummation of, or which could reasonably be expected to materially adversely affect the Purchaser's ability to consummate, or which could otherwise affect the legality, validity or enforceability of, the transactions contemplated by this Agreement.

         SECTION 4.05. Brokers. No broker, finder investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

         SECTION 4.06. Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. The Purchaser is aware and understands that the Shares have not been registered under the Securities Act or under the securities laws of any state, that any transfer of the Shares by the Purchaser shall be restricted under the provisions of the Securities Act and such state laws, and that the certificates representing the Shares will bear legends to such effect. The Purchaser possesses such knowledge and experience in financial and business matters generally and with respect to the Business so as to enable it to evaluate the risks and merits of its purchase of the Shares.

         SECTION 4.07. Personal Guaranties. The Purchaser agrees to indemnify and hold harmless each of the Sellers from any and all personal guarantees of indebtedness of the Company which is disclosed on the financial statement.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

         SECTION 5.01. Conduct of Business Prior to the Closing Date.

         (a) Each of the Sellers and the Company covenants and agrees that from the Execution Date through the earlier of the Closing Date or the termination of this Agreement, the Company shall not conduct its business other than in the ordinary course in order to protect the value of the Company. Without Limiting the generality of the foregoing, the Sellers shall cause the Company, and the Company agrees, to (i) continue its business activities and operations, and business plan implementation; (ii) not materially shorten or lengthen the customary payment cycles for any of its payables or receivables, however, the Company may reduce the principal amount of its indebtedness, provided that the Company incurs no pre-payment penalties; (iii) use reasonable efforts to attempt to (A) keep available to the Purchaser the services of the employees of the Company, (B) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company and the Business except as required by applicable law, and (C) preserve its current relationships with its employees, customers, suppliers, subcontractors, regulators, and other persons with which it has significant business relationships; (iv) exercise, but only after notice to the Purchaser and receipt of the Purchaser's prior written approval, any rights of renewal pursuant to the terms of any of the leases or subleases set forth in Section 3.19(b) or Leases for Tangible Personal Property set forth in
Section 3.20 of the Disclosure Schedule which by their terms would otherwise expire; (v) maintain all material licenses, qualifications, registrations and authorizations to do business in each jurisdiction in which it is so licensed, qualified, registered or authorized; (vi) not engage in any practice, take any action, fail to take any action or enter into any transaction, in each case outside the normal course of business which could reasonably be expected to cause any representation or warranty of the Sellers or the Company to be untrue for purposes of this Section 5.01(a) as of the date made in any material respect or result in a breach of any covenant made by the Sellers or the Company in this Agreement; and (vii) not pay any dividends, bonuses or other extraordinary payments, except for $250,000.00 in bonuses to key Company employees.

         (b) Each of the Sellers and the Company covenants and agrees that, prior to the Closing Date, without the prior written consent of the Purchaser, which consent will not be unreasonably withheld, the Company will not make outside the ordinary course of business any commitment, actual or contingent, to make any investment or capital expenditure, or otherwise expend capital, or purchase any inventory, or supply funds to any Person, in each case in excess of $20,000 individually or $50,000 in the aggregate.

         (c) Prior to the Closing Date, each of the Sellers and the Company covenants and agrees to, and shall cause the Company to, use reasonable efforts to minimize the termination, withdrawal or non-renewal of any Material Contract.

         (d) Prior to the Closing Date, neither the Sellers nor the Company, without the prior written consent of the Purchaser, will:

                 (i) Except as set forth in Section 3.03 of the Disclosure Schedule, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of, (A) any additional shares of the capital stock of any class of the Company, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of the capital stock of the Company, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of the capital stock of the Company or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of the capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for the Shares;

                 (ii) Redeem, purchase or otherwise acquire any of the outstanding Securities of the Company;

                 (iii) Declare, set aside for payment or pay any dividend, or make any other actual constructive or deemed distribution in respect of any shares of the capital stock of the Company, or otherwise make any payments to the shareholder or shareholders of the Company, as the case may be, in its capacity as such, or split, combine, subdivide or reclassify any shares of the capital stock.

         SECTION 5.02. Access to Information.

         (a) From the Execution Date until the earlier of the Closing Date or the termination of this Agreement, upon reasonable notice, each of the Sellers and the Company shall and shall cause each of its Affiliates and each of the Company's and such

Affiliates' officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel, financing sources, prospective financing sources, and representatives of the Purchaser full access to the offices, properties, other facilities, books and records of the Company and to those officers, directors, employees, managers, members, agents, accountants and counsel of the Sellers and the Company and each of their Affiliates who have any knowledge relating to, and to the books and records of the Sellers and their Affiliates relating to, the Company or the Business, (ii) furnish to the Purchaser monthly financial and management statements of the Company as prepared in the ordinary course of business, and (iii) furnish to the officers, employees and authorized agents, accountants, counsel, financing sources, prospective financing sources, and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties and good will of the Company and the Business (or legible copies thereof as the Purchaser or any of its officers, employees, authorized agents, accountants, counsel, financing sources, prospective financing sources or representatives may from time to time reasonably request.

         (b) Subject to Section 7.01, in order to facilitate the resolution of any claims made by or against or incurred by the Sellers or the Company prior to the Closing for a period of seven years after the Closing, or for such longer period as may be required so as to extend to the end of the applicable statute of limitations, the Purchaser shall (i) retain the books and records (or copies thereto of the Company relating to periods prior to the Closing in a manner reasonably consistent with past practice, and (ii) upon reasonable notice, afford the authorized agents and representatives of the Sellers reasonable access (including, without limitation, the right to make, at the Sellers' expense, photocopies), during normal business hours, to such books and records.

         (c) Subject to Section 7.01, in order to facilitate the resolution of any claims made by or against or incurred by the Purchaser, any Affiliate of the Purchaser or the Company after the Closing, for a period of seven years following the Closing, or for such longer period as may be required so as to extend to the end of the applicable statute of limitations, the Sellers shall
(i) retain the books and records (or copies thereof) of the Sellers which relate to the Company and its operations for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser or the Company and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Purchaser, any Affiliate of the Purchaser or the Company reasonable access (including, without limitation, the right to make photocopies, at the expense of the Purchaser, or such Affiliate of the Purchaser or the Company), during normal business hours, to such books and records.

         (d) Within twenty (20) days after the end of each month, each of the Sellers and the Company covenants and agrees to provide to the Purchaser the monthly financial statements of the Company prepared in accordance with GAAP for each month ending between the Execution Date and the Closing Date, together with all related notes, exhibits and schedules thereto.

         SECTION 5.03. Confidentiality.

         (a) Each of the Sellers and the Company agrees to, and shall use his and its respective best efforts to cause his and its respective agents, representatives, Affiliates, employees, officers and directors and those of his and its respective Affiliates to: (i) treat and hold as confidential all non-public information relating to trade secrets, trademark applications, product development, price, customer lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations, methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Business and the Company, except as the Sellers or the Company reasonably believes is otherwise required to be disclosed by applicable Law, in which event each of the Sellers or the Company agrees to, and shall instruct its agents, representatives, Affiliates, employees, officers and directors and those of its Affiliates to, furnish only that portion of such confidential information which the Sellers or the Company are legally required to be provided and exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such information, and (ii) in the event that the Sellers or the Company or any such agent, representative, Affiliate, employee, officer or director and those of its Affiliates are served with a subpoena, order or other legal process to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser or the Company may, at the expense of the Purchaser, seek a protective order or other remedy. Each of the Sellers and the Company agrees to, and shall cause his and its respective agents, representatives, Affiliates, employees, officers and directors to, furnish promptly (prior to, at, or as soon as practicable following, the Closing) to the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Sellers or the Company or any of his and its respective agents, representatives, Affiliates, employees, officers and directors and, except as otherwise required by Section 5.02(c), destroy any and all additional copies then in the possession of the Sellers or any of such agents, representatives, Affiliates (other than the Company), employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, this Section 5.03(a) shall not apply to any information that, at the time of disclosure, is available publicly or was not disclosed in breach of this Agreement by the Sellers or the Company or their agents, representatives, Affiliates, employees or officers or directors of its Affiliate. Each of the Sellers and the Company agrees and acknowledges that remedies at law for any breach of his or its obligations under this Section 5.03(a) are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach. The non-disclosure obligations of the Company and the Sellers in this Section 5.03(a) shall include any non-public or proprietary information relating to the Purchaser or its Affiliates which they may obtain in the course of their due diligence activities permitted by this Agreement.

         (b) Prior to the Closing Date or upon earlier termination of this Agreement, the Purchaser agrees to, and shall use its best efforts to cause its agents, representatives, Affiliates, employees, officers and directors and those of its Affiliates to: (i) treat and hold as confidential all non-public information relating to trade secrets, trademark applications, product development, price, correspondent and dealer, and borrower lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations, methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Business and the Company, except as the Purchaser reasonably believes is otherwise required to be disclosed by applicable law, in which event the purchaser agrees to, and shall instruct its agents, representatives, Affiliates, employees, officers and directors and those of its Affiliates to, furnish only that portion of such confidential information which the purchaser are legally required to be provided and exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such information, and (ii) in the event that the Purchaser or any such agent, representative, Affiliate, employee, officer or director and those of its Affiliates are served with a subpoena, order or other legal process to disclose any such information, provide the Sellers with prompt written notice of such requirement so that the Company or the Sellers may, at the expense of the Sellers seek a protective order or other remedy. Upon termination of this Agreement, the Purchaser agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to, furnish promptly to the Company any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Purchaser or any of their agents, representatives, Affiliates, employees, officers and directors and, except as otherwise required by Section 5.02(b), destroy any and all additional copies then in the possession of the Purchaser, or any of such agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof: provided, however, this
Section 5.02(b) shall not apply to any information that, at the time of disclosure, is available publicly or was not disclosed in breach of this Agreement by the Purchaser or its agents, representatives, Affiliates, employees or officers or directors of its Affiliate. The Purchaser agrees and acknowledges that remedies at law for any breach of its obligations under this
Section 5.03(b) are inadequate and that in addition thereto, the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, The non-disclosure obligations of the Purchaser in this
Section 5.03(b) shall include any non-public or proprietary information relating to the Company or the Sellers which it may obtain in the course of its due diligence activities permitted by this Agreement.

         SECTION 5.04. Regulatory and Other Authorizations; Notices and
Consents.

         (a) Each of the Sellers, the Company, and the Purchaser shall use all reasonable efforts to make all findings required under applicable law, and will cooperate fully with each other in connection therewith.

         (b) The Sellers and the Purchaser agree that, in the event any consent, approval or authorization reasonably necessary to preserve for the Business of the Company any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Sellers or the Company are or is a party is not obtained prior to the Closing, the Sellers will, subsequent to the Closing, cooperate with the purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable and, in the case of contracts and agreements, so as to provide for the Purchaser the benefits under such contracts and agreements-

         SECTION 5.05. Notice of Developments.

         (a) Prior to the earlier of the Closing Date or termination of this Agreement, the Sellers and the Company shall notify promptly, and in any event within two (2) Business Days, the Purchaser in writing, to the extent of the best of the knowledge of the Sellers and the Company, of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any material breach of a representation or warranty or covenant of the Sellers or the Company in this Agreement or which could reasonably be expected to have the effect of making any representation or warranty of the Sellers or the Company in this Agreement untrue or incorrect in any material respect, and (ii) all other material developments, other than general economic or market changes, and changes in Tax Law materially adversely affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or employee relations or prospects of the Company or the Business.

         (b) Prior to the earlier of the Closing Date or termination of this Agreement, the Purchaser shall promptly, and in any event within two (2) Business Days, notify the Sellers in writing, to the extent of the best of the knowledge of the Purchaser, of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any material breach of a representation or warranty or covenant of the Purchaser in this Agreement or which could reasonably be expected to have the effect of making any representation or warranty of the Purchaser in this Agreement untrue or incorrect in any material respect.

         SECTION 5.06. Acquisition Proposals.

         (a) The Sellers and the Company and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Neither the Sellers, the Company, nor their respective officers, directors, employees or investment bankers, attorneys, accountants or other agents retained by either of them will (i) initiate or solicit, directly or indirectly, any inquiries regarding the making of any Acquisition Proposal, or (ii) engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal.

         (b) For purposes of this Agreement, the term "Acquisition Proposal" shall mean any purchase offer made by a third party to acquire (i) beneficial ownership (as defined pursuant to Section 13(d) of the Exchange Act) of an equity interest in the Company or the Assets or Business pursuant to a merger, consolidation or other business combination, sale of shares of capital stock or similar transaction involving the Company, including, without limitation, any single or multi step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of a majority or greater equity interest in the Company or the Assets or Business, or (ii) all or substantially all of the business or assets of the Company or the Business (other than the transactions contemplated by this Agreement).

         SECTION 5.07. Use of Names and Intellectual Property.

         (a) The Sellers covenant and agree that following the Closing Date, the Purchaser shall have the exclusive and royalty-free right to use the Company's name (the "Name").

         (b) From and after the Closing Date, neither the Sellers nor any of its Affiliates shall use the Name, any of the Owned Intellectual Property or any of the Licensed Intellectual Property.

         SECTION 5.08. Non-Competition.

         (a) For a period of five (5) years following the Closing, none of the Sellers shall, directly or indirectly, or as a member, shareholder, officer, director, consultant or employee of any other Person or entity, and each of the Sellers shall cause his Affiliates not to, compete with the Purchaser or any of its subsidiaries or Affiliates, or own, manage, operate, join, control or participate in the ownership, management, operation, or control of, or become employed by, consult or advise, or be connected in any manner with any business or activity which is in actual, direct or indirect competition or anticipated competition with any of the Purchaser Businesses in the States of Texas and Louisiana, so long as the Purchaser or any of its subsidiaries or Affiliates carries on such Purchaser Businesses. Not by way of limitation or exclusion, none of the Sellers shall, and each of the Sellers shall cause his Affiliates not to, within the aforesaid locations and during the aforesaid time period, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of the Business, the Company with whom the Business or the Company or any of the Sellers had any dealings during the period of time in which the Company was an Affiliate of such Sellers, or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Business or the Company, or interfere with or attempt to interfere with any officers, employees, representatives or agents of the Business or the Company, or employ or induce or attempt to induce any of them to leave the employ of the Company or violate the terms of their contracts, or any employment arrangements, with the Company. Each of the Sellers acknowledges and agrees that any breach of the foregoing covenant not to compete would cause irreparable injury to the Purchaser and its subsidiaries and Affiliates, and that the amount of injury would be impossible or difficult to fully ascertain. Each of the Sellers agrees that the Purchaser and its subsidiaries and affiliates shall, therefore, be entitled to obtain an injunction restraining any violation, further violation or threatened violation of the covenant not to compete hereinabove set forth, in addition to any other remedies that the Purchaser or its subsidiaries or Affiliates may pursue. Notwithstanding the foregoing provisions of this Section 5.08, each of the Sellers, may own, solely as an investment, securities if the Sellers (A) is not an affiliate of the issuer of such securities, and (B) does not, directly or indirectly, beneficially own more than five percent (5%) of the class of which such securities are a part. If the five (5) year period referred to in this
Section 5.08(a) shall be finally determined by a court to exceed the maximum period which is permissible by applicable law, the said period shall be reduced to the maximum period permitted by such law; provided, however, nothing herein shall apply to Sellers' ownership or operation of Jay Bludworth, Inc. in Corpus Christi, Texas, so long as such shipyard is operating with no more than one (1) dry dock and acquires no more acreage than currently exists on the date hereof at such shipyard.

         (b) Each of the Sellers acknowledges that the covenants of the Sellers set forth in Section 5.08(a) are an essential element of this Agreement and that, but for the agreement of each of the Sellers to comply with these covenants, the Purchaser would not have entered into this Agreement. Each of the Sellers has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.08 are reasonable.

         SECTION 5.09. Right of First Refusal. For a period of five (5) years, Sellers agree that the Purchaser shall have a right of first refusal to purchase the Sellers' stock in Jay Bludworth, Inc. Sellers further agree that they will not vote in favor of a sale of the assets of Jay Bludworth, Inc. until first offering the assets for sale to Purchaser on the same terms and conditions.

         SECTION 5.10. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

         SECTION 5.11. Miscellaneous Assets. After Closing, Purchaser agrees to lease the dry dock, presently located on the premises of Jay Bludworth, Inc., but owned by the Company, to Jay Bludworth, Inc. for a period of five (5) years at a monthly rental of $5,416.00 per year, on a triple net basis provided that (1) Lessee is required to maintain such dry dock in its present condition, ordinary wear and tear excepted, and (2) Lessee has the dry dock appraised at the commencement of the Lease, at Lessee's cost, and every two (2) years thereafter.

         SECTION 5.12. Certain Additional Covenants. At or prior to the Closing, the Sellers shall cause any shareholders agreement to be terminated. Such shareholders agreements are identified in Section 3.03(d) of the Disclosure Schedule.

         SECTION 5.13. Termination of Inter-Company Arrangements etc. At or prior to the Closing, the Sellers shall cause the Inter-Company Arrangements, other than those described in Section 5.13 of the Disclosure Schedule, to be terminated on terms reasonably satisfactory to the Purchaser.

         SECTION 5.14. Reserved.

         SECTION 5.15.  Break Up Fee.

         (a) If by February 15, 1998, the Purchaser fails to consummate this Agreement due to its failure to obtain financing satisfactory to the Purchaser, the Purchaser shall pay to John L. Bludworth, III, $250,000.00 in cash within two (2) Business Days of the occurrence of such event under the terms of the Escrow Agreement with Southwest Bank of Texas, N.A.

         (b) If by February 15, 1998, the Sellers fail to consummate this Agreement for any reason, other than Purchaser's default, the Sellers shall pay to the Purchaser, $250,000.00 in cash within two (2) Business Days under the terms of the Escrow Agreement with Southwest Bank of Texas, N.A. This sum shall be in addition to any other damages or remedies available to Purchaser at law or in equity.

         SECTION 5.16 Long Term Debt. Nothing in this Agreement shall prevent the Company from paying long term indebtedness of the Company, but the Company shall not prepay long term indebtedness where a prepayment penalty results.

                                   ARTICLE VI

                      COVENANT OF FIRST WAVE MARINE, INC.

         SECTION 6.01. Stock Options. In the event First Wave Marine, Inc. consummates its public offering or securities, First Wave Marine, Inc. agrees to grant stock options to key Company employees on the same terms and conditions as all key employees of other First Wave Marine, Inc. pursuant to a First Wave Marine, Inc. Employee Stock Option Plan.

                                  ARTICLE VII

                                  TAX MATTERS

         SECTION 7.01 Tax Representations, Warranties and Covenants. Each of the Sellers and the Company hereby represent and warrant, as of the date hereof and as of the Closing Date, except as specifically set forth in Schedule 7.01, as follows:

         (i) The Company has timely filed all returns, claims for refund, reports, declarations, information returns, statements or other documents (whether original or amended and including all schedules, forms and/or elections required or permitted in connection therewith) filed or required to be filed with any federal, state, local or foreign governmental or administrative authority, agency or commission ("Governmental Authority"), or provided to any person in connection with the determination, assessment or collection of any tax or the administration of any laws, regulations or administrative requirements relating to any tax ("Tax Returns" or "Tax Return") and each such Tax Return is correct, accurate and complete in all material respects.

         (ii) All taxes, fees, levies, duties, tariffs, impost and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority ("Tax" or "Taxes") owed by the Company, whether or not shown on any Tax Return, have been appropriately paid.

         (iii) Adequate reserves for the payment of all Taxes of the Company with respect to any period or portion thereof ending on or prior to the Closing Date for which Tax Returns have or have not yet been filed have been established.

         (iv) No liens for Taxes exist with respect to any of the assets or properties of the Company, except for statutory liens for Taxes not yet due.

         (v) No Tax Returns of the Company have been audited or examined or are being audited or examined by any tax authority, nor are there any outstanding requests for information made by any tax authority.

         (vi) No assessment, audit or other proceeding by any tax authority or other Governmental Authority is proposed, pending, or, to the knowledge of the Seller or the Company, threatened with respect to any Taxes or Tax Returns of the Company, nor has any taxing authority advised the Seller or the Company of any proposed reassessments of the value or other Tax base of any property owned by the Company that could increase the amount of a property Tax to which the Company would be subject.

         (vii) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes of the Company due for any taxable period.

         (viii) The Company will not be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that economically accrued in a taxable period ending on or before the Closing Date, as a result of any method of accounting deferring such inclusion after the time of such economic accrual. The Company is not required to include in taxable income any adjustment pursuant to IRC
                 Section 481(a) (or similar provisions of other laws or regulations) in its current or in any future taxable period by reason of a change in accounting method; nor do the Sellers or the Company have any knowledge that the IRS (or any other tax authority) has proposed or is considering proposing any such change in accounting method.

         (ix) The Company has not been advised by any Governmental Authority of any proposed reassessments of the value (or other Tax base) of any property owned by the Company that could increase the amount of a property Tax to which the Company would be subject.

         (x) Schedule 7.01(x) completely and accurately list all Tax Returns required to be filed by the Company between the date of this Agreement and March 31, 1998.

         SECTION 7.02  Access to Information.

         (a) From the date hereof, the Sellers shall and shall cause the Company to make available to the Purchaser and its representatives: (i) all Tax Returns prepared and/or filed by or on behalf of the Company for taxable periods ended on or after December 31, 1993, and any examination reports and statements of deficiencies assessed against, proposed to be assessed against, or agreed to by the Company for such taxable periods; (ii) any tax allocation agreement or arrangement involving the Company and a complete and accurate description of any such unwritten or informal agreement or arrangement; (iii) any work papers or schedules showing (A) the Tax basis of the shareholder in the Common Stock, (B) the Tax basis of the Company in its assets, and (C) the amount, if any, of earnings and profits for Tax purposes for the Company.

         (b) The information described in Section 5.02(A) shall be made available to the Purchaser prior to the Closing Date upon reasonable request.

         SECTION 7.03  Returns and Payments.

         (a) The Sellers shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or furnished) in a timely manner all Tax Returns required to be filed by the Company for all periods ending on or prior to the Closing Date. The Sellers shall indemnify the Company and its employees or agents against any liability or cost by reason of a claim by a Tax authority under IRC Section 6694, or any corresponding provision of any other law, to the extent relating to such preparation. The Sellers shall pay or cause to be paid when due and payable all Taxes with respect to the Company for any taxable period ending on or before the Closing Date. Tax Returns of the Company filed for any taxable period ending on or before the Closing Date shall be prepared substantially in accordance with applicable laws.

         (b) The Purchaser shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or furnished) in a timely manner all Tax Returns required to be filed by the Company for all periods ending after the Closing Date. The Purchaser shall pay or cause to be paid when due and payable all Taxes with respect to the Company for any taxable period ending after the Closing Date (subject to any right of indemnification from the Sellers hereunder for Taxes).

         SECTION 7.04 Tax Indemnification. The Sellers agree to indemnify and hold the Purchaser and the Company harmless against any breach of a covenant contained in this Article VII, and against the following Taxes, and, against any loss, damage, liability, or expense, including reasonable fees for attorneys and consultants, incurred in contesting or otherwise in connection with any such Taxes: (i) Taxes imposed on the Company with respect to taxable periods ending before or on the Closing Date; (ii) Taxes imposed on the Purchaser or the Company as a result of any breach of warranty or misrepresentation under Section 7.01 (for which purpose the representations in Section 7.01 shall be deemed to have been made with no exception for items disclosed in Section 7.01 of the Disclosure Schedule or otherwise); (iv) Taxes arising in any taxable period ending after the Closing Date as a result of the disallowance or deferral of any expense or capitalized item from prior periods or the deferral of income items from prior periods to the current period (net of any applicable Tax reductions); and (v) Taxes arising in any taxable period ending after the Closing Date from the failure of the Company to establish to retain records required under applicable Tax law with respect to any transaction, event or item occurring prior to the Closing Date.

         SECTION 7.05. Cooperation and Exchange of Information. Pursuant to the terms set forth in Section 7.02 of this Agreement, the Sellers, on the one hand, and the Purchaser and the Company on the other hand, will provide each other with such cooperation and information as any of them reasonably may request of the others in filing any Tax Return, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase the Company or any part of the Business from the Purchaser. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities, as well as such explanations of the same as may be requested by the Purchaser. The Sellers, on the one hand, and the Purchaser and the Company, on the other hand, shall sign any Tax Return reasonably requested by the party required to file such Tax Return and for which the other party's signature is required.

                                  ARTICLE VIII

                             CONDITIONS TO CLOSING

         SECTION 8.01. Conditions to Obligations of the Sellers and the Company. The respective obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived by the Sellers and the Company in writing:

         (a) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct as of the date they were deemed to have been made, and the representations and warranties set forth in Sections 4.01 and
4.06 shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing. The covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with. The Sellers shall have received a certificate from the Purchaser to such effect signed by a duly authorized representative thereof and dated as of the Closing Date;

         (b) Escrow Agreement. The Purchaser shall have executed and delivered the Escrow Agreement in the form of Exhibit 8.02(1);

         (c) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against any of the Sellers, the Company, or the Purchaser, seeking to restrain or adversely alter the transactions contemplated by this Agreement or which is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.01(c) shall not apply if the Sellers or the Company has directly or indirectly solicited or encouraged any such Action;

         (d) Resolutions. The Sellers shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the other agreements to be executed by the Purchaser as contemplated hereby and the consummation of the transactions contemplated hereby;

         (e) Incumbency Certificate. The Sellers shall have received a certificate of the Secretary or an Assistant Secretary of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder;

         (f) Legal Opinion. The Sellers shall have received from Purchaser's Counsel a legal opinion, addressed to the Sellers and dated the Closing Date, substantially in the form of Exhibit 8.01(f);

         (g) Consents and Approvals. Any waiting period (and any extension thereof) under a law applicable to the purchase of the Shares contemplated hereby (including the HSR Act) shall have expired or shall have been terminated, and any consent or approval required shall have been obtained;

         (h) Agreement. The Employment Agreement, in the form of Exhibit 8.01(h)(l), shall have been duly executed and delivered by the parties thereto;

         (i)     Reserved.

         SECTION 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived by the Purchaser in writing, and the Company and the Sellers shall use their best efforts to cause such conditions to be fulfilled, provided, however, the Purchaser's election to proceed with the Closing of the transactions contemplated herein shall not be deemed a waiver of any breach of any representation, warranty or covenant herein, whether or not known to the Purchaser or existing on the Closing Date:

         (a) Representations, Warranties and Covenants. The representations and warranties of the Sellers and the Company contained in this Agreement shall have been true and correct as of the date as of which they were deemed to have been made, and the representations and warranties set forth in Sections 3.01 and 3.03 shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing. The covenants and agreements contained in this Agreement to be complied with by the Sellers and the Company on or before the Closing shall have been complied with. The Purchaser shall have received a certificate from the Sellers to such effect dated as of the Closing Date;

         (b) Due Diligence. The completion to the Purchaser's satisfaction, of a due diligence investigation of the Company, including completion of a satisfactory Phase II environmental audit and the preparation of all sections of the Disclosure Schedules to this Agreement; provided however, the Sellers and the Company shall deliver to the

Purchaser, within twenty (20) Business days after the date of this Agreement, a complete and accurate Disclosure Schedule. Within ten (10) Business Days of the Purchaser's receipt of said Disclosure Schedule, the Purchaser shall provide to the Sellers a list of objections and concerns regarding the information contained in the Disclosure Schedule. The Sellers and the Company shall then have thirty (30) Business days after the receipt of such list to cure all such objections and concerns to the Purchaser's satisfaction. If after said thirty (30) Business day cure period, the Purchaser remains dissatisfied with the due diligence finding and the information disclosed in the Disclosure Schedule and rejects in writing such Disclosure Schedule, or the Purchaser does not accept in writing the Disclosure Schedule and the information disclosed therein within ten (10) Business Days, the Purchaser shall be deemed to have rejected the Disclosure Schedule. If the Purchaser rejects or is deemed to have rejected the Disclosure Schedule, the Purchaser may terminate this Agreement at any time pursuant to Article X hereof;

         (c) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against any of the Sellers, the Company or the Purchaser, seeking to restrain or adversely alter the transactions contemplated hereby or which is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which could have a Material Adverse Effect, provided, however, that the provisions of this Section 8.02(c) shall not apply if the Purchaser has directly or indirectly solicited or encouraged any such Action;

         (d) Termination of Shareholders Agreement. The shareholders agreement identified in Section 3.03(d) of the Disclosure Schedule shall have been terminated and evidence thereof satisfactory to the Purchaser shall have been provided to the Purchaser;

         (e) Compliance with FIRPTA. The Company shall have provided the Purchaser with a statement, in a form reasonably satisfactory to the Purchaser, pursuant to Section 1.897-2(h) of the Treasury Regulations certifying that the Common Stock is not a U.S. real property interest within the meaning of Section 897(c)(1) of the Code and dated not more than thirty (30) days prior to the Closing Date;

         (f) Legal Opinions. The Purchaser shall have received from Company's Counsel a legal opinion, addressed to the Purchaser and dated the Closing Date, substantially in the form of Exhibit 8.02(f);

         (g) Consents and Approvals. Any waiting period (and any extension thereof) under a law applicable to the purchase of the Shares contemplated hereby (including the HSR Act) shall have expired or shall have been terminated, and any consent or approval required shall have been obtained;

         (h) Resignations of Directors and Officers. The Purchaser shall have received the resignations, effective as of the Closing Date, or evidence of removal as of the Closing Date, of all the directors and officers of the Company;


         (i) Organizational Documents. The Purchaser shall have received a copy of (i) the articles of incorporation, as amended, of the Company, certified by the Secretary of State of the State of its organization, as of a date not earlier than 30 Business Days prior to the Closing Date and accomplished by a certificate of the Secretary or Assistant Secretary of the Company, dated as of the Closing Date, stating that no amendments have been made to such articles of incorporation since such date and (ii) the by-laws of the Company, as amended, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date;

         (j) Minute Books and Stock Register. The Purchaser shall have received copies of the minute books and stock register of the Company, certified by its Secretary or Assistant Secretary as of the Closing Date;

         (k) Good Standing; Licenses; Qualification to Do Business. The Purchaser shall have received good standing certificates, licenses, certificates of compliance, or certificates of existence, as applicable, for the Company from the secretary of state, or the other applicable Governmental Authority, of (i) the jurisdiction in which the Company is incorporated or organized, and (ii) each other jurisdiction in which the Company does business requiring it to be licensed and/or to qualify in such jurisdiction, in each case dated as of a date not earlier than 30 Business Days prior to the Closing Date;

         (l) Escrow Agreement. The Sellers shall have executed and delivered the Escrow Agreement in the form of Exhibit 8.02(l) and made the transfers to the Escrow Agent as contemplated thereby;

         (m) Resolutions. The Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company resolutions duly and validly adopted by the Board of Directors of the Company evidencing its authorization of the execution and delivery of this Agreement and the other agreements to be executed by the Company as contemplated hereby and the consummation of the transactions contemplated hereby;

         (n) Financing. The Purchaser shall have obtained financing for the Acquisition satisfactory to the Purchaser, in its sole discretion, through public or private placement of debt or equity, including an initial public offering of securities by First Wave Marine, Inc. or traditional commercial lender financing;

         (o) Appraisals. Seller shall have obtained appraisals from qualified appraisers that the appraised value of all the fixed assets of the Company in the Pasadena and Galveston, Texas shipyards is not less than Sixteen Million and No/100 Dollars ($16,000,000.00).

         (p) No Regulatory Restrictions. The Company shall not be subject to any material restriction (whether on its business, operations, ability to pay dividends or incur indebtedness, or otherwise) imposed or proposed to be imposed as a result of the transactions contemplated by this Agreement by any Governmental Authority except restrictions generally applicable to companies engaging in businesses substantially similar to the Business and restrictions which result primarily from any action or inaction of the Purchaser or the fact that the Purchaser is a participant in the transactions contemplated by this Agreement;

         (q) Minimum Asset and Debt Values. The total amount of the accounts receivable, cash and cash equivalents and work-in-process of the Company shall not be less than Six Million and No/100 Dollars ($6,000,000.00), and the debt on the Revolving Credit Facility shall not be greater than Two Million and No/100 Dollars ($2,000,000.00). The Company's Long Term Debt from commercial lenders incurred prior to May 1, 1997, shall not exceed Seven Million and No/100 Dollars ($7,000,000.00).

         (r)     Reserved.

         (s) Inter-Company Arrangements. The Sellers and the Company, as applicable, shall have terminated the Inter-Company Arrangements in accordance with Section 5.13 and delivered to the Purchaser evidence thereof which is reasonably acceptable to Purchaser; and

         (t)     Employment  Agreement. The Employment Agreement in the form of
Exhibit 8.01(h)(l) shall have been duly executed and delivered by the parties thereto.

                                   ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION

         SECTION 9.01. Survival of Representations, Warranties and Covenants.

         (a) The representations and warranties of the Sellers contained in this Agreement, the Exhibits to this Agreement and the Disclosure Schedule and any certificate, statement or report or other document delivered pursuant to this Agreement

(collectively, the "Acquisition Documents"), shall survive the Closing until the third (3rd) anniversary of the Closing Date; provided, however, that all representations and warranties made by Sellers in Sections 3.01, 3.03, 3.16 and
Article VII shall survive until the close of business on the 30th day following the expiration of the applicable statute of limitations or any extension thereof. No covenants of the Sellers shall survive after the Closing Date except for those contained in Sections 5.03, 5.04, 5.07, 5.08, 5.09 5.10,
Article VII, Article IX and such other Sections, if any, as so expressly provided. Neither the period of survival nor the liability of the Sellers or the Purchaser with respect to the Sellers' or the Purchaser's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser or the Sellers, as the case may be. If written notice of a claim has been properly given in the manner required by Section 9.02(d) prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved. No representation, warranty or covenant of the Company contained in the Acquisition Documents shall survive the Closing.

         (b) The representations and warranties of the Purchaser contained in this Agreement, the Exhibits to this Agreement and the Disclosure Schedule and any certificate, statement or report or other document delivered pursuant to this Agreement (collectively, the "Acquisition Documents"), shall survive the Closing until the third (3rd) anniversary of the Closing Date. No covenants of the Purchaser shall survive after the Closing Date except for those contained in Sections 5.03, 5.04, 5.10, Article VII, Article IX, and such other Sections, if any, as so expressly provided. If written notice of a claim has been properly given in the manner required by Section 9.02(d) Prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

         SECTION 9.02. Indemnification.

         (a) The Purchaser (and, after the Closing, the Company) and its other Affiliate, and each of their officers, directors, employees, agents, consultants, successors and assigns shall be indemnified and held harmless by the Sellers for the net amount (as provided for in Section 9.02 (e)(ii)) of any and all liabilities, losses, damages, claims, reasonable costs and expenses, interest, awards, judgments, damages (including punitive damages), fines, fees and penalties (including, without limitation, attorneys', experts' and consultants' fees and expenses) (collectively, "Losses") actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them), arising out of or resulting from:

                 (i) The inaccuracy of any representation or warranty made by the Sellers contained in any of the Acquisition Documents; or

                 (ii) the breach of any covenant or agreement by the Sellers contained in the Acquisition Documents.

         (b) The Sellers and their respective Affiliates, officers, directors, employees, agents, consultants, successors and assigns shall be indemnified and held harmless by the Purchaser for any and all Losses actually suffered or incurred by any Indemnified Party (including, without limitation, any Action brought or otherwise initiated by any of them), arising out of or resulting from:

                 (i) the inaccuracy of any representation or warranty made by the Purchaser contained in the Acquisition Documents;

                 (ii) the breach of any covenant or agreement by the Purchaser contained in the Acquisition Documents;

                 (iii) any liability of the Company relating solely to actions taken by the Company after the Closing Date and which do not relate, in whole or in part, to the breach of any representation, warranty or covenant in the Acquisition Documents by any of the Sellers, disregarding for purposes of this clause (iii) any knowledge limitation contained in the Acquisition Documents on the Sellers' representations, warranties or covenants, provided, however, the obligation of the Purchaser pursuant to this clause (iii) shall terminate on the (third) anniversary of the Closing Date.

         (c) To the extent that an Indemnifying Party's undertakings set forth in this Section 9.02 may be unenforceable, such Indemnifying Party shall contribute the maximum amount that it is permitted to contribute under applicable law, and as limited by this Agreement, to the payment and satisfaction of all Losses incurred by an Indemnified Party.

         (d) All claims for indemnification against the Sellers or the Purchaser, as the case may be (an "Indemnifying Party"), under any provision of this Article IX shall be asserted and resolved as follows:

                 (i) In the event of any claim or demand for which an Indemnifying Party would be liable for Losses to the Persons specified in Section 9.02(a) or (b), as applicable, (each an "Indemnified Party") which is asserted against or sought to be collected from such Indemnified Party by a Person other than the Purchaser or the Sellers ("Third Party Claim"), the Indemnified Party shall deliver a Claim Notice (as defined below) with reasonable promptness to the Indemnifying Party after the Indemnified Party has actual notice of the Third Party Claim. The failure by any Indemnified Party to provide the Indemnifying Party with the Claim Notice required by the preceding sentence shall not impair the Indemnified Party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been materially prejudiced thereby. The Indemnifying Party shall notify the Indemnified Party within thirty (30) days of receipt of the Claim Notice ("Notice Period") whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                 (ii) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this
                          Section 9.02(d), then the Indemnifying Party shall have the right to defend, at its sole cost and expense, and, except as provided in the following sentence, through counsel of its choice reasonably acceptable to the Indemnified Party such Third party Claim by all appropriate proceedings, which proceedings shall be diligently defended by the Indemnifying Party to a final conclusion or shall be settled at the discretion of the Indemnifying Party (with the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld), so long as the Indemnified Party is fully released with respect to such Third Party Claim. If there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party and the Indemnifying Party does not provide separate counsel reasonably acceptable to the Indemnified Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party reasonably determines counsel is required, at the expense of the Indemnifying Party. Assumption by the Indemnifying Party of the defense of such Third Party Claim will not constitute an admission by the Indemnifying Party that the claim or litigation is one for which the Indemnifying Party is required to indemnify the Indemnifying Party under this Article IX. The Indemnifying Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may at the sole cost and expense of the Indemnifying Party, file during the Notice Period any motion, answer, or other pleadings that the Indemnified Party may deem necessary or appropriate to protect its interests and not irrevocably prejudicial to the Indemnifying Party (it being understood and agreed that, except as provided in Section 9.02(d)(iii) hereof, if an Indemnified Party takes any such action that is irrevocably prejudicial and conclusively causes a final adjudication that is materially adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party's action); and provided further, however, that if requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate in the judgment of the Indemnified Party and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim or any cross-complaint against any Person (other than the Indemnified Party). The Indemnified Party may, at its sole cost and expense, participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.02(d)(ii).

                 (iii) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party pursuant to Section 9.02(d)(i), or if the Indemnified Party gives such notice but fails to defend the Third Party Claim, then the Indemnified Party will have the right (but not the obligation) to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously defended by the Indemnifying Party or will be settled at the discretion of the Indemnified Party. The Indemnified Party shall have full control of such defense and proceedings, including any compromise or settlement thereof provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and relating to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person (other than the Indemnifying Party or any of its Affiliates). Notwithstanding the foregoing provisions of this
                          Section 9.02(d)(iii), if the Indemnifying Party has notified the Indemnified Party with reasonable promptness that the Indemnifying Party disputes, or reserves its rights to dispute, its liability to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 9.02(d) (iii) or of the Indemnifying Party's participation there in at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.02(d)(iii), but the Indemnifying Party will bear its own costs and expenses with respect to such participation. Regardless of whether the Indemnifying Party defends a Third Party Claim on behalf of the Indemnified Party or participates in the defense thereof, the Indemnified Party and the Indemnifying Party shall reasonably cooperate with each other in all material respects in connection with the defense for such Third Party Claim. Each Indemnified Party shall furnish such information regarding itself and the Third Party Claim as the Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense hereof. No Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), unless such settlement provides a release of the Indemnified Party for such claim.

                 (iv) In the event any Indemnified Party should have a claim for Losses against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, the Indemnified Party shall deliver an Indemnity Notice (as defined below) with reasonable promptness to the Indemnifying Party after the Indemnified Party has actual notice of such claim. The failure by any Indemnified Party to give the notice referred to in the preceding sentence shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby.

                          The Indemnifying Party and the Indemnified Party agree to proceed in good faith to negotiate a resolution of any dispute relating to such a claim for Losses within sixty (60) days following receipt of any Indemnity Notice. If any such claim is not resolved within the foregoing period, the parties may pursue any available remedies.

                 (v) The term "Claim Notice" shall mean written notification of a Third Party Claim by an Indemnified Party to an Indemnifying Party pursuant to Section 9.02(d)(i), enclosing a copy of all papers served, if any, and specifying the nature of the alleged basis for such Third Party Claim and, to the extent then feasible, the alleged amount or the estimated amount of such Third Party Claim.

                 (vi) The term "Indemnity Notice" shall mean written notification of a claim for indemnity (which claim does not involve a Third Party Claim) by an Indemnified Party to an Indemnifying Party pursuant to Section 9.02(d)(iv) hereof, specifying the nature of and specific basis for such claim and, to the extent then feasible, the amount or the estimated amount of such claim.

                 (vii) Any estimated amount of a claim submitted in a Claim Notice or an Indemnity Notice shall not be conclusive of the final amount of such claim.

                 (viii)   Reserved.

                 (ix) In connection with each Third Party Claim, the Indemnifying Party shall obligated to provide only one counsel to all Indemnified Parties.

         (e)     (i)      The terms and provisions set forth in this Section
                          9.02 shall constitute the sole rights and remedies of the parties for money damages in respect of any inaccuracies of representations or warranties or any breaches of covenants or agreements contained in this Agreement.

                 (ii) In the event of a claim pursuant to Section 9.02(a)(v), the Purchaser agrees, to the extent practical, to seek recovery for the related Losses from any proceeds of insurance providing coverage to the Purchaser therefor, prior to collection of such Losses from the Sellers; provided, however, the foregoing provision shall in no way limit or restrict any actions or proceedings by the Purchaser against any Indemnifying Party, including without limitation the Sellers, to the extent the Purchaser deems, in its discretion, such actions or proceedings to be necessary to preserve, maintain or enforce any of its rights against any Indemnifying Party.

         SECTION 9.03. Limits on Indemnification.

         (a) No amount shall be payable by any Indemnifying Party pursuant to Section 9.02(a) unless and until the aggregate amount of Losses indemnifiable under Section 9.02(a) exceeds $350,000.00 and then the Indemnifying Party shall indemnify the Indemnified Party to the full extent of such Losses in excess of $350,000.00, up to but not to exceed $6,000,000.00.

         (b) The limitations set forth in Sections 9.03(a) shall not apply with respect to any Losses suffered or incurred by the Purchaser in connection with the representations contained in Sections 3.01, 3.03, and Article VII, and the Sellers shall fully indemnify the Purchaser for any such Losses from the first dollar of such Losses to the full extent of such Losses.

         (c) However, this Section 9.03 shall not apply to any to any breach of any representations and warranties of the Sellers or the Company which any of the Sellers knew to be untrue or false at the time such representation and warranty was made or any intentional breach of any covenant or obligation of any of the Sellers or the Company under this Agreement.

         SECTION 9.04. Reserved.

                                   ARTICLE X

                             TERMINATION AND WAIVER

         SECTION 10.01. Termination by the Sellers or Purchaser. This Agreement may be terminated at any time prior to the Closing Date:

         (a)     By the Purchaser if, between the date hereof and the Closing
Date: (i) any representation or warranty of the Sellers or the Company contained in this Agreement shall not have been true and correct in all material respects as of the date when deemed to have been made and, in the case of a breach reasonably susceptible to cure, shall not have been cured within thirty (30) calendar days, (ii) the Sellers or the Company shall not have complied in all material respects with any covenant or agreement to be complied with by it and contained in this Agreement and, in the case of a breach reasonably susceptible to cure, shall not have been cured within thirty (30) calendar days, or (iii) any of the Sellers or the Company makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against, any of the Sellers or the Company seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; and (iv) the Sellers fail to provide a complete and accurate Disclosure Schedule satisfactory to Purchaser, in Purchaser's sole discretion, or are unable to cure any objections or concerns which the Purchaser has regarding the information contained in the Disclosure Schedule within the time periods provided for in Section 8.02(b) hereof; or

         (b) By the Sellers, if, between the date hereof and the Closing Date; (i) any representation or warranty of the Purchaser contained in this Agreement shall not have been true and correct in all material respects as to the date when deemed to have been made and, in the case of a breach reasonably susceptible to cure, shall not have been cured within thirty (30) calendar days, (ii) the Purchaser shall not have complied in all material respects with any covenant or agreement to be complied with by it and contained in this Agreement, and, in the case of a breach reasonably susceptible to cure, shall not have been cured within thirty (30) calendar days, or (ii) the Purchaser makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Purchaser seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

         (c) By either the Sellers or the Purchaser if the Closing Date shall not have occurred by February 15, 1998; provided, however, that the right to terminate this Agreement under this Section 10.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date; or

         (d) By either the Purchaser or the Sellers in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, or enjoining or otherwise prohibiting the transactions contemplated by this Agreement or in the reasonable determination of the Purchaser of the Sellers, otherwise render inadvisable the consummation of the transaction contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

         (f) By the mutual written consent of the Sellers, the Company and the Purchaser.

         SECTION 10.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party from liability for any fraud or willful breach of this Agreement.

         SECTION 10.03 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representation and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         SECTION 11.01. Joint and Several Obligation of the Sellers and the Company. Prior to the Closing Date, the obligations of the Sellers and the Company under this Agreement shall be joint and several. Following the Closing Date, the Sellers shall remain jointly and severally obligated hereunder but shall have no right of or claim to contribution or indemnity against the Company with respect to any breach, violation, default, or alleged breach, violation or default of any representation, warranty or covenant of the Company in any of the Acquisition Documents.

         SECTION 11.02.   Expenses.   All costs and expenses, including,
without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

         SECTION 11.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy (confirmed by telephone within 24 hours following receipt thereof, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

         (a)              If to the Company:

                          John Bludworth Marine, Inc.
                          Post Office Box 6504
                          Pasadena, Texas 77506-6504
                          Telecopy: (713) 473-7077
                          Telephone: (713) 473-5561

         (b)              If to the Sellers:

                          John L. Bludworth, III
                          21511 Hegar Road
                          Hockley, Texas 77447
                          Telecopy: (409) 931-5308
                          Telephone: (409) 931-1400

                                  With a copy to:
                                  Meyer, Knight & Williams, L.L.P.
                                  Attention: L. Don Knight
                                  8100 Washington Avenue, Suite 1000
                                  Houston, Texas 77007
                                  Telecopy: (713) 868-2262
                                  Telephone: (713) 868-2222

                          and

         (c)              If to the Purchaser:

                          EAE Services, Inc.
                          4000 South Sherwood Forest Boulevard, Suite 603 Baton Rouge, Louisiana 70816
                          Attention: David B. Ammons, Secretary
                          Telecopy: (504) 292-8000
                          Telephone: (504) 292-8100

                                  With a copy to:

                                  Breazeale, Sachse & Wilson, L.L.P.
                                  One American Place, 23rd Floor (70825)
                                  P. O. Box 3197
                                  Baton Rouge, Louisiana 70821-3197
                                  Attention: Robert T. Bowsher, Esq.
                                  Telecopy: (504) 387-4000
                                  Telephone: (504) 387-5397

         SECTION 11.04. Public Announcements. Except to the extent that the Sellers or the Purchaser believes on the advice of counsel that public disclosure is required by law, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

         SECTION 11.05. Headings; Construction. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The provisions of this Agreement were negotiated by the parties hereto and this Agreement shall be deemed to have been drafted by all the parties hereto.

         SECTION 11.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         SECTION 11.07. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

         SECTION 11.08. Assignment. This Agreement may not be assigned by any party hereto by operation of law or otherwise without the express written consent of the other parties hereto (which consent may be granted or withheld in the sole discretion of such other parties); provided, however, notwithstanding the foregoing, the Purchaser may assign its rights under this Agreement to a wholly-owned subsidiary but such assignment shall not release the Purchaser from any of its obligations hereunder.

         SECTION 11.09. No Third Party Beneficiaries. Except for the provisions of Article IX relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 11.10. Amendment. This Agreement may not be amended or modified except (a) by an installment in writing signed by, or on behalf of, the parties hereto, or (b) by a waiver in accordance with Section 10.03.

         SECTION 11.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, applicable to contracts executed in and to be performed entirely within that state.

         SECTION 11.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         SECTION 11.14. Legal Advice. Each party hereto represents and warrants to the other party that he, she or it has consulted attorneys, accountants and tax advisors of their own choosing concerning the legal, financial and tax consequences of this Agreement.

         SECTION 11.15. Remedies Not Exclusive. Subject to the provisions of
Section 9.02(e), no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or not or hereafter existing at law or in equity or by state or otherwise. The election of any one or more remedies by any party hereto shall not constitute a waiver of the right to pursue other available remedies.

         SECTION 11.16.  Arbitration of EBITDA.   Any dispute or disagreement
with respect to the computation of the EBITDA of the Company with respect to the (1) Post-Closing Adjustment, as defined in Section 1.01, or (2) the bonus of John L. Bludworth, III, as defined in Section 2.06, shall be submitted for a final and binding determination of an arbitrator, which shall be an independent so called "Big Six" accounting firm (the "Arbitrator"). The Arbitrator shall be mutually agreed upon by the parties or if the parties cannot agree, by the agreement of the Sellers' and Purchaser's accountants. A condition precedent to the appointment of the Arbitrator shall be its agreement that the Arbitrator shall render a decision within ten (10) days of the submission by the respective parties of information to the Arbitrator. To the extent applicable, the Commercial Arbitration Rules of the American Arbitration Association as then in effect shall apply. The findings of the Arbitrator shall be in writing. The determination of the Arbitrator shall be final and conclusive upon the parties for which judgment thereon may be entered by any court of competent jurisdiction. The costs of such arbitration shall be shared equally.

         SECTION 11.17 Arbitration of Other Claim. Any dispute, controversy or claim arising out of or relating to this Agreement, except for disputes arising out of the calculation of the Company's EBITA with respect to the Post Closing Adjustment or the bonus of John l. Bludworth, III, which shall be finally settled in accordance with Section 11.16 hereof, shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association as then in force, by three (3) arbitrators, one of whom shall be designated by Sellers, one of whom shall be designated by the Purchaser, and one of whom shall be designated jointly by the Sellers' and the Purchasers' designees in accordance with said rules. In rendering a decision, the arbitrators shall make specific findings of fact and take into account all applicable judicial precedents and industry practice. All disputes, controversies or claims, or any rights or obligations of the parties hereto, shall be governed by and resolved in accordance with the governing law provisions set forth in Section
11.11 hereof. The place of arbitration shall be Houston, Texas. An award or determination of the arbitration tribunal shall be final and conclusive upon the parties, judgment thereon may be entered by any court of competent jurisdiction and no appeal thereof shall be made by the parties.

         The parties agree that the award of the arbitrators (i) shall provide that the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and expenses in addition to any other relief that may be awarded; (ii) shall be promptly payable free of any tax, deduction or off-set except as otherwise provided by any law; (iii) shall provide that any cost, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement; and (iv) shall include interest from the date of any damages incurred, and from the date of the award until paid in full, at a rate fixed by the arbitrators but in no event less than the "prime rate" per annum quoted for the corresponding period by Bank One, Louisiana.

         IN WITNESS WHEREOF, the Sellers, the Company, the Purchaser and First Wave Marine, Inc. have caused this Agreement to be executed as of the date first written above, the corporate parties represented herein by their respective officers thereunto duly authorized.

                                            SELLERS:

                                            /s/ JOHN L. BLUDWORTH, III
                                            ----------------------------------
                                            John L. Bludworth, III

                                            /s/ KARLA M. BLUDWORTH
                                            ----------------------------------
                                            Karla M. Bludworth

                                            THE COMPANY:

                                            JOHN BLUDWORTH MARINE, INC.


                                            By: /s/ JOHN L. BLUDWORTH, III
                                               -------------------------------
                                               Name:  John L. Bludworth, III
                                               Title: President

                                            BLUDWORTH SHIPYARD AND FABRICATION,
                                            INC.


                                            By: /s/ JOHN L. BLUDWORTH, III
                                               -------------------------------
                                               Name:  John L. Bludworth, III
                                               Title: President

                                            THE PURCHASER:

                                            EAE SERVICES, INC.


                                            By: /s/ SAMUEL F. EAKIN
                                               -------------------------------
                                               Name:  Samuel F. Eakin
                                               Title: Chief Executive Officer
                                                      and Chairman of the Board

                                            Intervening for the purpose of
                                            agreeing to guarantee Purchaser's
                                            Note as provided in Section
                                            2.02(f), and to grant stock
                                            options as provided in Section 6.01:



                                            FIRST WAVE MARINE, INC.

                                            BY: /s/ SAMUEL F. EAKIN
                                               -------------------------------
                                               Name:  Samuel F. Eakin
                                               Title: Chief Executive Officer
                                                      and Chairman of the Board

                                   EXHIBIT A
                                     ASSETS


1.       Assets listed in appraisals, dated ______________________, 1997

2.       Assets listed in depreciation schedules attached hereto

                               EXHIBIT 1.01 (ii)
                            PERMITTED ENCUMBRANCES

                                EXHIBIT 8.01(f)
                      LEGAL OPINION OF PURCHASER'S COUNSEL

1                               EXHIBIT 8.01(h)(l)
                              EMPLOYMENT AGREEMENT

                                EXHIBIT 8.02(f)
                       LEGAL OPINION OF COMPANY'S COUNSEL

                                EXHIBIT 8.02(l)
                                ESCROW AGREEMENT





                                      -v-